Exhibit 99.1

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

June 29, 2012

among

LANDSTAR SYSTEM HOLDINGS, INC.,

LANDSTAR SYSTEM, INC.,

the Subsidiaries of the

Borrower signatories hereto,

the Several Lenders

from time to time parties hereto,

BANK OF AMERICA, N.A.,

BRANCH BANKING AND TRUST COMPANY,

SUNTRUST BANK

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents, and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES

Schedule 1.1(A)	Commitments
Schedule 1.1(B)	Subsidiary Guarantors
Schedule 1.1(C)	Pricing Grid
Schedule 1.1(D)	Mandatory Costs Rate
Schedule 3.9	Existing Letters of Credit
Schedule 4.15	Subsidiaries
Schedule 4.17	Environmental Matters
Schedule 7.2	Existing Indebtedness
Schedule 7.3	Existing Liens
Schedule 7.4	Existing Guarantee Obligations

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C-1	Form of Amended and Restated Parent Guarantee
Exhibit C-2	Form of Amended and Restated Subsidiaries Guarantee
Exhibit C-3	Form of Amended and Restated L/C Guarantee
Exhibit D	Form of Closing Certificate
Exhibit E-1	Form of U.S. Tax Compliance Certificate
Exhibit E-2	Form of U.S. Tax Compliance Certificate
Exhibit E-3	Form of U.S. Tax Compliance Certificate
Exhibit E-4	Form of U.S. Tax Compliance Certificate
Exhibit F	Form of Assignment and Acceptance

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 29, 2012, among LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the “Borrower”), LANDSTAR SYSTEM, INC., a Delaware corporation (the “Parent”), the Subsidiaries of the Borrower that are signatories hereto (such Subsidiaries, collectively, the “Subsidiary Guarantors”), the several banks and other financial institutions from time to time parties to this Agreement (such banks and other financial institutions, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and as issuer of the Letters of Credit as provided herein (in such capacity, the “Issuing Lender”), and BANK OF AMERICA, N.A., BRANCH BANKING AND TRUST COMPANY, SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-syndication agents for the Lenders hereunder (in such capacity, the “Syndication Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Parent, certain of the Subsidiary Guarantors (or their predecessors), the Administrative Agent, the Syndication Agents, and the Lenders are parties to the Existing Credit Agreement (as herein defined); and

WHEREAS, the parties to this Agreement desire to amend in certain respects, and to restate in its entirety, the Existing Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) the Eurocurrency Rate for Borrowings in Dollars for an Interest Period of one month commencing two Business Days thereafter, as appearing at approximately 11:00 a.m. London time on the Applicable Screen on such day, plus 1.25%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Eurocurrency Rate, shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate, or the Eurocurrency Rate, respectively.

“ABR Borrowing”: a Revolving Credit Borrowing comprised of ABR Loans made pursuant to Section 2.2, or converted to ABR Loans pursuant to Section 2.6, or a Swing Line Borrowing made pursuant to Section 2.5.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Account Receivable Indebtedness”: any obligation arising in connection with a Permitted Receivables Transaction (including, without limitation, any such obligation that may not be reflected in financial statements). To the extent a Permitted Receivables Transaction is outstanding and is accounted for as a sale of accounts receivable under GAAP, Account Receivable Indebtedness shall also include the additional Indebtedness, determined on a consolidated basis, which would have been outstanding had such Permitted Receivables Transaction been accounted for as a borrowing, and the discount rate in such Permitted Receivables Transaction shall be treated as interest.

“Administrative Agent”: collectively, JPMCB, in its capacity as administrative agent for the Lenders hereunder, and any Affiliates of JPMCB as may be designated in writing by it to the Borrower and the Lenders as performing duties of such Administrative Agent with respect to the Eurocurrency Loans and Letters of Credit denominated in any Foreign Currencies, and any successor Administrative Agent appointed pursuant to Section 9.9.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreed Currencies”: (i) Dollars, (ii) Euros, (iii) Sterling, (iv) Canadian Dollars, and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Lenders; provided that, in the case of any Eurocurrency Borrowing or Letter of Credit to be denominated in any Foreign Currency, such currency at the time is freely available, freely transferable and freely convertible into Dollars, and dealings in deposits in such currency are carried on in the London or other applicable interbank market.

“Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan on any date during any fiscal quarter of the Parent, the rate per annum for such Type of Loan set forth in Schedule 1.1(C) based on the Leverage Ratio as of the end of the preceding fiscal quarter of the Parent.

“Applicable Payment Office”: the office of the Administrative Agent specified in Section 10.2 or, in the case of Eurocurrency Borrowings and Letters of Credit denominated in any Foreign Currencies, the applicable Eurocurrency Payment Office.

“Applicable Percentage”: at any time for each Lender, the percentage of the total Revolving Credit Commitments of all Lenders then in effect represented at such time by such Lender’s Commitment; provided, that if the Revolving Credit Commitments have been terminated, each Lender’s Applicable Percentage shall be calculated based on such Lender’s pro rata share of the total Loans (including outstanding Swing Line Loans) and L/C Obligations then outstanding or, if no Loans or L/C Obligations are then outstanding, its Revolving Credit Commitment in effect immediately before such termination, subject to any assignments by such Lender of its Revolving Credit Commitment or Loans or other funding obligations pursuant to Section 10.6(b).

“Applicable Screen”: (i) with respect to Loans denominated in Dollars, Canadian Dollars, Sterling or other Foreign Currency (other than Euros) for any Interest Period, page LIBOR 01 of the Reuters Service (or comparable page of the Bloomberg or Telerate reporting services if then being used by the Administrative Agent to obtain such interest rate quotes, and in each case if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent) displaying the British Bankers Association Interest Settlement Rate for such currency and Interest Period, and (ii) with respect to Loans denominated in Euros for any Interest Period, page EURIBOR 1 of the Reuters Service (or comparable page of the Bloomberg or Telerate reporting services if then being used by the Administrative Agent to obtain such interest rate quotes, and in each case if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent) displaying the percentage per annum determined by the Banking Federation of the European Union for interest rates for Euros for such Interest Period.

“Application”: an application, in such form as any Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount”: with respect to any Foreign Currency and a corresponding amount of Dollars, the Dollar Equivalent amount of such Foreign Currency with respect to such amount of Dollars on or as of such date, as determined based on the Exchange Rate for such Foreign Currency then in effect, rounded to the nearest amount of such Foreign Currency if necessary.

“Assignment Agreement”: an Assignment and Acceptance entered into by one or more Lenders and one or more assignees pursuant to Section 10.6(b) (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Available Revolving Credit Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment over (b) the Dollar Equivalent amount of such Lender’s then Outstanding Revolving Extensions of Credit.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, liquidator, assignee for the benefit of creditors or similar Person appointed for it charged with the reorganization, receivership, custodianship, or liquidation of its business or properties or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Borrower”: as defined in the preamble hereto.

“Borrowing”: a Revolving Credit Borrowing (which may be either a Eurocurrency Borrowing or an ABR Borrowing) or Swing Line Borrowing, as the case may be.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 or 2.5 as a date on which the Borrower requests the Lenders to fund a Borrowing hereunder.

“Borrowing Notice”: as defined in Section 2.2(a).

“Business”: as defined in Section 4.17.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurocurrency Loan or a Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude (x) any day on which banks are not open for dealings in the Foreign Currency applicable to such Eurocurrency Loan or Letter of Credit in the London interbank market (and, if the Eurocurrency Loan or the Letter of Credit which are the subject of a drawing, payment, reimbursement or rate selection is denominated in Euros, a day upon which TARGET is not open for business), and (y) any day on which banks are not open for dealings in the Foreign Currency in the jurisdiction of the Eurocurrency Payment Office applicable to such Eurocurrency Loan or Letter of Credit or of the principal financial center of the country of such Foreign Currency.

“Canadian Dollars”: the lawful currency of Canada.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a limited liability company, partnership, or other Person (other than a corporation), and any and all warrants or options to purchase any of the foregoing.

“Cash Collateralize”: to deposit in the Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders and Lenders, as collateral for L/C Obligations or Swing Line Loans, or obligations of Lenders to fund participations in respect of L/C Obligations or Swing Line Loans, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case with such cash or deposit account balances or other credit support denominated in the applicable currency in which such L/C Obligations or Swing Line Loans are payable and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within six months from the date of acquisition; (d) commercial paper of any Lender or an affiliate of any Lender rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within six months from the date of acquisition; (e) shares of money market mutual funds comprised solely of instruments described in the foregoing clauses (a) through (d) and that (i) are rated AA or better by Standard & Poor’s Corporation or Aa2 by Moody’s Investors Service, Inc., or (ii) if such money market mutual funds are unrated, do not exceed $5,000,000 in the aggregate at any time for all such unrated funds; and (f) marketable direct general obligations issued by any state, county or municipality, or any agency or instrumentality of any thereof, with maturities of one year or less from the date of acquisition and that are rated AA- or better by Standard & Poor’s Corporation or Aa3 by Moody’s Investors Service, Inc.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and assets of the Borrower in which the Administrative Agent or the Collateral Agent is granted a Lien for the benefit of the Lenders and Issuing Lenders as described in Section 8.2.

“Collateral Account”: as defined in Section 8.2.

“Collateral Agent”: JPMorgan Chase Bank, N.A., acting in its capacity as collateral agent for the Issuing Lenders and the Lenders, and in the case of Letters of Credit denominated in any Foreign Currency, JPMorgan Europe Limited or other Affiliate of JPMCB acting in such capacity, and any co-collateral agent or successor collateral agent appointed hereunder.

“Collateralized Obligations”: as defined in Section 8.2.

“Commitment”: relative to any Lender, such Lender’s Revolving Credit Commitment, including, if applicable, such Lender’s commitment to issue Letters of Credit pursuant to Section 3.1 or make Swing Line Loans pursuant to Section 2.5(a).

“Commitment Fee Rate”: on any date during any fiscal quarter of the Parent, the rate per annum set forth in Schedule 1.1(C) under the column heading “Commitment Fee Rate” opposite the row heading describing the Leverage Ratio as of the end of the preceding fiscal quarter of the Parent.

“Commodity Price Protection Agreement”: any futures agreement or commodity price protection agreement or other commodity hedge arrangement entered into in the ordinary course of business by the Borrower or any of its Subsidiaries in order to protect them against fluctuations in fuel prices.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Computation Date”: as defined in Section 2.20.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period, Consolidated Net Income of the Parent and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge or expense in the calculation of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any non-cash expenses and charges, (vi) any non-cash loss associated with the sale or write-down of assets not in the ordinary course, (vii) any extraordinary or non-recurring expenses or losses (including, without limitation, losses on sales of assets outside of the ordinary course of business and in respect of Permitted Receivables Transactions, whether or not such losses are otherwise includable as a separate item in the statement of such Consolidated Net Income for such period) and (viii) any charges relating to expensing employee stock options or other stock based compensation and minus any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and in respect of Permitted Receivables Transactions).

“Consolidated Interest Expense”: for any period, the consolidated amount of interest expense of the Parent and its Subsidiaries with respect to such period, determined on a consolidated basis in accordance with GAAP (but excluding for purposes of calculating the amount of such interest expense for any such period the effect of any interest income for such period) including, without limitation, the interest component of payments made under Financing Leases and the discount rate in any Permitted Receivables Transaction, as such consolidated amount is increased or decreased, as the case may be, to give effect to any costs or benefits arising under any Interest Rate Protection Agreements during such period.

“Consolidated Lease Expense”: for any period, the aggregate rental expenses of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, payable in respect of such period under leases (other than Financing Leases) for real and/or personal property (net of income from subleases thereof); provided that, for the purposes of Section 7.7, “Consolidated Lease Expense” shall not include (i) payments to independent contractors based on a percentage of revenue generated or on miles driven in connection with the transportation of freight using tractors and/or containers and/or trailing equipment provided by such independent contractors and (ii) payments to warehousemen in connection with the provision to the Parent and its Subsidiaries of warehouse capacity and related warehouse services, to the extent that such payments are required to be paid by, and are billed to, customers of the Parent and its Subsidiaries.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded the income (or deficit) of any other Person (other than a Subsidiary) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Net Worth”: at any date, an amount equal to (x) Consolidated Total Assets as at such date, minus (y) Consolidated Total Liabilities as at such date.

“Consolidated Total Assets”: at any date, the amount, computed in accordance with GAAP, of the total assets of the Parent and its consolidated Subsidiaries as at such date.

“Consolidated Total Liabilities”: at any date, the amount, computed in accordance with GAAP, of the total liabilities of the Parent and its consolidated Subsidiaries as at such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Country Risk Event”: means:

(i) any law, action or failure to act by any Governmental Authority in any country asserting jurisdiction over the Letter of Credit beneficiary which has the effect of:

(a) changing the obligations of the Issuing Lender or the Lenders under the relevant Letter of Credit, this Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Lender, the Lenders or the Administrative Agent from that which exists on the Effective Date,

(b) changing the ownership or control by such Letter of Credit beneficiary of its business, or

(c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii) force majeure; or

(iii) any similar event outside the control of the Administrative Agent and the Issuing Lender;

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Lender and freely available to the Administrative Agent or the Issuing Lender.

“Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: subject to Section 2.23(f), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in any Letters of Credit or Swing Line Loans or (iii) pay over to the Borrower or the Administrative Agent any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan or participation in any Letter of Credit or Swing Line Loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event; provided that a Bankruptcy Event shall not be deemed to exist for purposes of this definition solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower, each Issuing Lender, and each Lender.

“Dollar Equivalent”: as of any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.19 or as otherwise expressly provided herein.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary that is organized under the laws of one of the fifty states of the United States or the District of Columbia.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

“EMU Legislation”: the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU”: the European Union.

“EURIBO Rate”: for any Loan denominated in Euros for any Interest Period, the rate appearing on the Applicable Screen for such Interest Period, or, if for any reason such rate is not available, the rate per annum at which deposits in Euros are offered by the principal London office of JPMorgan Chase Bank, N.A. to leading banks in the European interbank market at their request in an amount equal to €1,000,000 for a period equal to such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Euro”, “EUR” and/or “€”: the single currency of the participating member states of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the euro in one or more member states.

“Eurocurrency”: when used in reference to a currency, an Agreed Currency, and when used in reference to any Loan whether such Loan is bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, (a) if denominated in any currency other than Euros, the rate per annum determined by the Administrative Agent at the Specified Time on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Eurocurrency Loan (as reflected on the Applicable Screen), for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing, the “Eurocurrency Base Rate” for such Eurocurrency Loan pursuant to this clause (a) shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Eurocurrency Loan (based on the amount of the Eurocurrency Loan of the Administrative Agent, in its capacity as a Lender, included in the related Eurocurrency Borrowing) are offered for such Interest Period to major banks in the London or other applicable offshore interbank market by the principal office of the Administrative Agent in such offshore interbank market at the Specified Time on the Quotation Day for such Interest Period; or (b) if denominated in Euros, the EURIBO Rate for such Eurocurrency Loan for a period equal to such Interest Period.

“Eurocurrency Borrowing”: a Revolving Credit Borrowing comprised of Eurocurrency Loans made pursuant to Section 2.2, or continued as, or converted to, Eurocurrency Loans pursuant to Section 2.6.

“Eurocurrency Payment Office”: for each Eurocurrency Borrowing or Letter of Credit denominated in a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for funding and/or payment of such Eurocurrency Borrowing or Letter of Credit as specified in writing by the Administrative Agent to the Borrower and each Lender from time to time in writing by the Administrative Agent to such Persons.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward if necessary to the nearest 1/100th of 1%):

Eurocurrency Base Rate

1.00 – Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) for the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal as may be applicable to any Lender (without duplication of any amounts constituting the Mandatory Costs Rate or other amounts payable pursuant to Section 2.9(d) or (e)). Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Borrower promptly of any such adjustment.

“Event of Default”: any of the events specified in Article VIII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Rate”: on any day (or if such day is not a Business Day, on the immediately preceding Business Day), for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Protection Agreement”: any currency exchange rate cap agreement, swap agreement, forward or futures agreement, or other currency exchange rate hedge arrangement entered into by the Borrower or any Subsidiary in order to protect the Borrower or any Subsidiary, as the case may be, against fluctuations in currency exchange rates.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, and Taxes on net worth or capital, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in a Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.18), or (y) such Lender changes its applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: that certain Credit Agreement dated as of June 27, 2008, among the Borrower, the Parent, the subsidiaries of the Borrower party thereto, the lenders party thereto, and JPMCB, as administrative agent for such lenders, as amended and in effect immediately prior to the Restatement Closing Date.

“Existing Letters of Credit”: the letters of credit issued by JPMCB pursuant to the Existing Credit Agreement and outstanding on the Restatement Closing Date, as described on Schedule 3.9.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal District Court”: as defined in Section 10.12 (a).

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculating Financing Obligations pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with GAAP in the United States of America as in effect on December 31, 2011 in a manner consistent with the treatment of such leases under GAAP in the United States of America as in effect on December 31, 2011, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Financing Vehicle”: any direct or indirect wholly-owned Subsidiary of the Parent formed for the sole purpose of engaging in the Operator Financing Program, and which engages in no business activities other than those related to the Operator Financing Program.

“Fixed Charge Coverage Ratio: as defined in Section 7.1(b).

“Foreign Currencies”: all Agreed Currencies other than Dollars.

“Foreign Currency Sublimit”: means $75,000,000.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Fronting Exposure”: at any time there is a Defaulting Lender, (i) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.23, and (ii) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with Section 2.23.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time; provided that, for purposes of determining compliance with the covenants set forth in Sections 7.1, 7.7 and 7.9, “GAAP” means such generally accepted accounting principles as utilized in preparing the audited financial statements delivered pursuant to the first sentence of Section 4.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantees”: the collective reference to the Parent Guarantee, the Subsidiaries Guarantee and the L/C Guarantee.

“Guarantor”: any Person delivering a Guarantee pursuant to this Agreement.

“IFRS”: means International Financial Reporting Standards and applicable accounting requirements published by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness”: of any Person (the “Debtor”) at any date, without duplication, (a) all indebtedness of the Debtor for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities, accrued compensation and other liabilities, costs or fees incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Debtor which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Debtor under Financing Leases, (d) all obligations of such Debtor in respect of acceptances issued or created for the account of such Debtor, (e) all liabilities of any other Person or Persons secured by any Lien on any property owned by the Debtor even though the Debtor has not assumed or otherwise become liable for the payment thereof, (f) all Account Receivable Indebtedness of such Debtor, (g) obligations of the Debtor under any conditional sale or other title retention agreements relating to property acquired by the Debtor, (h) all net amounts that would be payable by the Debtor under any Interest Rate Protection Agreement if such Interest Rate Protection Agreement were to be terminated as of the date of any determination of Indebtedness, (i) off-balance sheet liability of the Debtor retained in connection with synthetic leases and sale-leaseback transactions and other similar obligations of the Debtor with respect to other transactions that are the functional equivalent of borrowings but are not recognized as liabilities on the Debtor’s consolidated balance sheet prepared in accordance with GAAP, and (j) all Guarantee Obligations of obligations otherwise constituting Indebtedness as herein defined. The Indebtedness of any Debtor shall include the Indebtedness of any partnership in which the Debtor is a general partner.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Initial Closing Date”: June 27, 2008.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Subsidiary”: one or more wholly owned corporate Subsidiaries of the Borrower organized under the insurance laws of the Cayman Islands for the purpose of engaging in the Insurance Subsidiary Business.

“Insurance Subsidiary Business”: the business of (x) providing insurance or reinsurance to (a) the Borrower, its Subsidiaries and/or independent contractors doing business with the Borrower and/or any of its Subsidiaries and/or (b) any other Persons principally engaged in trucking or a similar business, including independent contractors who do not do business with the Borrower and/or any of its Subsidiaries, and/or (y) providing other reinsurance to other Persons.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Swing Line Loan, the day such Swing Line Loan is required to be repaid, and (e) as to all Loans, the Termination Date.

“Interest Period”: with respect to any Eurocurrency Loan:

(i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending seven or fourteen days, or one, two, three, six or, to the extent agreed by each Lender of such Eurocurrency Loan, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three, six or, if available, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in accordance with Section 2.6;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date, as the case may be; and

(3) any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Protection Agreement”: any interest rate cap agreement or interest rate swap agreement or other interest rate hedge arrangement entered into by the Borrower or any Subsidiary in order to protect the Borrower or such Subsidiary, as the case may be, against fluctuations in interest rates in respect of any obligations.

“Investment Grade”: a rating of BBB or higher from Standard & Poor’s Corporation and Baa or higher from Moody’s Investors Service, Inc.

“Issuing Lender”: Each of JPMCB and any other Lender approved by the Administrative Agent and the Borrower as the issuer of any Letter of Credit hereunder, in each case, in its capacity as issuer of such Letter of Credit.

“ISP”: International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent revision thereof adhered to by JPMorgan Chase Bank, N.A.

“JPMCB”: as defined in the preamble hereto.

“L/C Commitment”: $75,000,000.

“L/C Exposure”: with respect to any Lender at any time, such Lender’s Applicable Percentage of all L/C Obligations then outstanding.

“L/C Fee”: on any date of determination for any Letter of Credit, the rate per annum equal to the Applicable Margin for Eurocurrency Loans in effect on such date multiplied by the average daily aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit during the period for which such determination is made.

“L/C Fee Payment Date”: the last day of each March, June, September and December, and with respect to each Letter of Credit, the date of expiration or cancellation of such Letter of Credit.

“L/C Guarantee”: the Amended and Restated L/C Guarantee executed and delivered by the Parent on the Restatement Closing Date substantially in the form of Exhibit C-3, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate Dollar Equivalent amount of the then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of all unpaid Reimbursement Obligations. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP or other comparable rule or law, such Letter of Credit shall be deemed to be “outstanding” in the maximum amount so remaining available to be drawn.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender for such Letter of Credit.

“Lender Affiliate”: (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Lenders”: as defined in the preamble hereto (which term shall include each Swing Line Lender and Issuing Lender, unless the context shall otherwise require).

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Letters of Credit”: as defined in Section 3.1(a).

“Leverage Ratio”: as defined in Section 7.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement, which loan may be outstanding as a Revolving Credit Loan (as either an ABR Loan or a Eurocurrency Loan) or a Swing Line Loan.

“Loan Documents”: this Agreement, the Notes, if any, the Guarantees, the Applications, if any, and the Pledge Agreements, if any.

“Loan Parties”: the Parent, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Local Time”: as defined in Section 1.2(f).

“Mandatory Costs Rate”: in relation to any Eurocurrency Loans, any addition to the interest rate determined in accordance with Schedule 1.1(D).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Environmental Amount”: an amount payable by the Borrower and/or its Subsidiaries for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, which, after deducting the portion thereof, if any, that is covered by insurance (with respect to which coverage the Lenders shall have been provided evidence of such coverage), is equal to at least $10,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Multiemployer Plan”: a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower, the Parent or any Commonly Controlled Entity is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“New York Courts”: as defined in Section 10.12(a).

“New York Supreme Court”: as defined in Section 10.12(a).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Notes”: the collective reference to any promissory notes evidencing Revolving Credit Loans and Swing Line Loans substantially in the forms of Exhibit A and Exhibit B, respectively.

“Obligations”: all obligations (a) of the Borrower (i) to pay commitment and other fees, costs and expenses under this Agreement and the other Loan Documents, (ii) to pay principal and interest on Loans (including Swing Line Loans) and Reimbursement Obligations, (iii) to pay all other amounts due to the Administrative Agent and each Lender and Issuing Lender arising under this Agreement and the other Loan Documents, and (iv) to provide Cash Collateral as required by this Agreement, and (b) of each Loan Party to pay all amounts due from such Loan Party in respect of each Specified Bank Product Agreement and Specified Hedge Agreement to which it is a party and any agreement, instrument or other document made or delivered by it pursuant thereto, whether upon termination thereof or otherwise, and whether on account of principal, interests, fees, indemnity and reimbursement obligations, costs or expenses, in all of the foregoing cases in the preceding clauses (a) and (b), including all such interest, fees and other monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such interest, fees or other monetary obligations are allowed or allowable in such proceeding.

“Offshore Joint Venture”: any Subsidiary Guarantor, all of the Capital Stock of which is at all times owned directly or indirectly by the Insurance Subsidiary and one or more of the Parent or the Borrower, formed under the laws of any jurisdiction other than the United States or any political subdivision thereof for the sole purpose of making Permitted Insurance Company Investments.

“Operator Financing Program”: a program pursuant to which the Operator Financing Subsidiary , the Financing Vehicle, or another Person, as the case may be, may directly or indirectly provide financing to independent contractors doing business with the Borrower and its Subsidiaries to enable, support or facilitate the ability of such independent contractors to purchase tractors, trailers and related transportation equipment expected to be used in connection with the business of the Borrower and its Subsidiaries.

“Operator Financing Subsidiary”: Landstar Contractor Financing, Inc.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, L/C Obligations, or Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18).

“Outstanding Permitted Line of Credit Indebtedness”: at any time, the aggregate principal amount of Indebtedness incurred under unsecured (or, to the extent permitted by Section 7.3(m), secured) lines of credit not extended pursuant to this Agreement.

“Outstanding Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent amount of such Lender’s Applicable Percentage of the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the Dollar Equivalent amount of such Lender’s Applicable Percentage of all L/C Obligations then outstanding, and (c) such Lender’s Applicable Percentage of all Swing Line Loans then outstanding.

“Overnight Foreign Currency Rate”: means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other relevant period of time) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the applicable interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related payment.

“Parent”: as defined in the preamble hereto.

“Parent Guarantee”: the Amended and Restated Parent Guarantee executed and delivered by the Parent on the Restatement Closing Date, substantially in the form of Exhibit C-1, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Participant”: as defined in Section 10.6(d).

“Participant Register”: has the meaning specified in Section 10.6(d).

“Patriot Act”: the USA PATRIOT Improvements and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law on March 9, 2006).

“Participating Member State” means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Percentage-Based Leases”: those tractor, trailer and related equipment leases where rent is based on a percentage of the revenues derived from such equipment.

“Permitted Acquisition”: any acquisition described in Section 7.10(g) which satisfies all of the terms and conditions set forth therein.

“Permitted Insurance Company Investments”: any investments (i) in Cash Equivalents (provided that for this purpose investments of the type described in clause (e) of the definition of Cash Equivalents need not be rated), (ii) in preferred equity securities of any corporation provided that (A) at the time any such investment is made, such investment is rated either (x) one, two or three by the Securities Valuation Office of the National Association of Insurance Commissioners or (y) Investment Grade and (B) immediately after giving effect to any such investment, the aggregate amount of all investments made in reliance on this clause (ii) shall not exceed 20% of the Insurance Subsidiary’s and the Offshore Joint Venture’s combined total assets at the time such investment is made, (iii) constituting loans and advances to the Parent, Borrower or any of its Subsidiaries, (iv) constituting the acquisition of loans made by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, in an aggregate amount not to exceed at any time 25% of the Insurance Subsidiary’s total assets at the time such investment is made, (v) in tractors, trailers and other fixed assets used in the operations of the Borrower and its Subsidiaries provided that the Insurance Subsidiary leases such assets to one or more of the Borrower’s Subsidiaries and (vi) in obligations which, at the time the investment in question is made, are rated either (X) one, two or three by the Securities Valuation Office of the National Association of Insurance Commissioners or (Y) Investment Grade.

“Permitted Receivables Transaction”: any sale or sales of, and/or securitization of, or transfer of, any accounts receivable and related records, collateral and rights of the Borrower and/or any of its Subsidiaries (the “Receivables”) pursuant to which (a) the Receivables SPV realizes aggregate net proceeds of not more than $75,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed $75,000,000, (b) the Receivables shall be transferred or sold to the Receivables SPV at fair market value or at a market discount, and shall not exceed the greater of (i) $100,000,000 in the aggregate or (ii) the Receivables of Landstar Ranger, Inc. at the time such transfer or sale, as the case may be, takes place and (c) obligations arising therefrom shall be non-recourse to the Borrower and its Subsidiaries (other than the Receivables SPV).

“Permitted Specified Additional Debt”: unsecured (or, to the extent permitted by Section 7.3(m), secured) Indebtedness issued by the Borrower which is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower) and (i) no part of the principal of which is scheduled to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to October             , 2017, and (ii) the other terms and conditions of which, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower).

“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is or may be an obligation to contribute of ) the Borrower or a Commonly Controlled Entity and each such plan for the five-year period immediately following the latest date on which the Borrower or a Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement”: any pledge agreement in a form reasonably acceptable to the Administrative Agent, executed by the Borrower and/or any other Loan Party in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which such Loan Party or Loan Parties shall pledge the Capital Stock of their Foreign Subsidiaries in accordance with Section 6.9.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Bank Product Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement or Specified Bank Product Agreement was entered into, was a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent; provided that, in the event a counterparty to a Specified Hedge Agreement or Specified Bank Product Agreement at the time such Specified Hedge Agreement or Specified Bank Product Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Quotation Day”: (a) with respect to any Eurocurrency Borrowing denominated in any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period, and (b) with respect to any Eurocurrency Borrowing denominated in Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the relevant interbank market for such currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Receivables SPV”: any one or more direct or indirect wholly-owned Subsidiary of the Parent formed for the sole purpose of engaging in Permitted Receivables Transactions, and which engages in no business activities other than those related to Permitted Receivables Transactions.

“Recipient”: (i) the Administrative Agent, (ii) each Lender (including the Swing Line Lender), and (iii) each Issuing Lender, as applicable.

“Refunded Swing Line Loans”: as defined in Section 2.5(b).

“Register”: as defined in Section 10.6(d).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower or the applicable Subsidiary Guarantor to reimburse the Issuing Lender pursuant to Section 3.5 for any amounts drawn under Letters of Credit.

“Related Parties”: as defined in Section 10.5.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .25, .27, or .28 of PBGC Reg. Section 4043.

“Required Lenders”: at any time, subject to Section 2.23(b), Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time or, if the Revolving Credit Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders at such time (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any Foreign Currencies).

“Requirement of Law”: as to any Person, the certificate or articles of incorporation and by-laws, partnership agreement, limited liability company agreement, or other applicable organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 10.19(a).

“Responsible Officer”: the Chief Executive Officer, the President, the Vice President and Treasurer or any other Vice President of the Borrower or, with respect to financial matters, the Chief Financial Officer, the Controller or the Vice President and Treasurer of the Borrower.

“Restatement Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall be satisfied or waived in accordance with the terms hereof.

“Revolving Credit Borrowing”: Revolving Credit Loans of the same Type and currency that are made, converted or continued simultaneously of the same day and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans (including Revolving Credit Loans in connection with Section 2.5(b)) to the Borrower, to purchase participations in Swing Line Loans, and to issue or participate in Letters of Credit issued on behalf of the Borrower or any Subsidiary Guarantor hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1(A), as such amount may be increased or reduced from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Period”: the period from and including the Restatement Closing Date, to but not including the Termination Date then in effect, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum at such time, without duplication, of such Lender’s Applicable Percentage of all Revolving Obligations.

“Revolving Credit Loans”: as defined in Section 2.1(a).

“Revolving Obligations”: at any time, the sum of the Dollar Equivalent of the principal amount of all Loans (including Swing Line Loans) and L/C Obligations outstanding at such time.

“SEC”: the Securities and Exchange Commission and any Governmental Authority succeeding to the regulatory jurisdiction thereof.

“Short Term Leases”: leases (other than Financing Leases and Percentage-Based Leases) to which the Parent or any of its Subsidiaries is a party for tractors, trailers and related equipment expiring twelve months or less after the date thereof.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Specified Bank Product Agreement”: any agreement providing for treasury, investment, depositary, clearing house, wire transfer, automated clearing house transfer of funds, purchasing card or other cash management or related services (a) entered into by (i) the Borrower, the Parent, or any of their Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Bank Product Agreement, provided that any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Bank Product Agreements. The designation of any agreement as a Specified Bank Product Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor except as may be expressly provided herein or in any other Loan Document.

“Specified Hedge Agreement”: any Interest Rate Protection Agreement, Exchange Rate Protection Agreement, or Commodity Price Protection Agreement (a) entered into by (i) the Borrower, the Parent, or any of their Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement, provided that any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation as such of any Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor except as may be expressly provided herein or in any other Loan Document.

“Specified Time”: (a) with respect to any LIBOR Rate (other than the EURIBO Rate), 11:00 a.m., London time and (b) with respect to any EURIBO Rate, 11:00 a.m., Brussels time.

“Sterling” or “£”: the lawful currency of the United Kingdom.

“Subsidiaries Guarantee”: the Amended and Restated Subsidiaries Guarantee executed and delivered by the Subsidiary Guarantors on the Restatement Closing Date, substantially in the form of Exhibit C-2, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”: the Subsidiaries of the Borrower listed on Schedule 1.1(B) hereto and each other Subsidiary which shall become a party to the Subsidiaries Guarantee subsequent to the Restatement Closing Date, excluding, in all cases, the Operator Financing Subsidiary and the Financing Vehicle. Notwithstanding the foregoing, neither the Landstar Scholarship Fund nor the BCO Benevolence Fund shall be a Subsidiary Guarantor.

“Swing Line Borrowing”: a Borrowing of a Swing Line Loan made by the Borrower from the Swing Line Lender pursuant to Section 2.5.

“Swing Line Exposure”: with respect to any Lender at any time, the sum at such time, without duplication, of such Lender’s Applicable Percentage of all outstanding Swing Line Loans.

“Swing Line Lender”: JPMCB or any other Lender approved by the Administrative Agent and the Borrower to make Swing Line Loans to the Borrower pursuant to Section 2.5.

“Swing Line Loan”: as defined in Section 2.5(a).

“Termination Date”: June 29, 2017.

“TARGET”: the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (include backup withholdings), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness”: at any date, consolidated Indebtedness of the Parent and its Subsidiaries, as at such date, determined on a consolidated basis in accordance with GAAP, plus to the extent not otherwise included, Account Receivable Indebtedness; provided that, for purposes of the definition of “Total Indebtedness”, the term “Indebtedness” shall not include the items set forth in clauses (g), (h) and (i) in the definition of the term “Indebtedness”, but shall include Guarantee Obligations described in clause (j) of such definition to the extent such Guarantee Obligations relate to primary obligations of the types described in clauses (a) through (f) of such definition.

“Transferee”: as defined in Section 10.6(f).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UCP”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended or superseded from time to time.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: has the meaning assigned to such term in Section 2.15(g).

“Withholding Agent”: any Loan Party and the Administrative Agent.

Section 1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof’ “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The word “including” when used in this Agreement means including, without limitation.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) Unless otherwise specified, all references to times of day in this Agreement shall be deemed to refer to New York City time, except that references herein to “Local Time” with respect to any Eurocurrency Borrowing or Letter of Credit denominated in a Foreign Currency shall be deemed to refer to local time at the applicable Eurocurrency Payment Office in respect of such Eurocurrency Borrowing or Letter of Credit.

(g) Any reference to any IRS form shall be construed to include any successor form.

Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to (i) eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose) or (ii) to modify any provision hereof to reflect the Borrower’s adoption of IFRS, regardless of whether any such notice is given before or after such change in GAAP, in the application thereof or such adoption, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein (including, without limitation, the terms Consolidated Total Liabilities, Total Indebtedness, and Consolidated Tangible Net Worth) shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Account Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.4. Foreign Currency Calculations. For purposes of any determination of amounts specified in Article VII or Article VIII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars in accordance with GAAP on the date of such determination.

ARTICLE II. AMOUNT AND TERMS OF COMMITMENTS

Section 2.1. Revolving Credit Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding, when added to (i) such Lender’s Applicable Percentage of the then outstanding L/C Obligations and (ii) such Lender’s Applicable Percentage of all Swing Line Loans then outstanding (net of the portion, if any, of the proceeds of such Revolving Credit Loans that are applied at the time they are made to repay such Swing Line Loans) not to exceed the Dollar Equivalent amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The failure of any Lender to make any Revolving Credit Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, no Lender shall be responsible for any other Lender’s failure to make Revolving Credit Loans as required.

(b) Each Revolving Credit Borrowing shall be comprised of (i) Eurocurrency Loans, or (ii) ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6; provided that, no Eurocurrency Borrowing shall be made after the day that is seven days prior to the Termination Date. Funding of each Revolving Credit Borrowing shall be made in the Agreed Currency specified by the Borrower in the Borrowing Notice with respect to such Revolving Credit Borrowing; provided that, no Revolving Credit Borrowing may be requested in a Foreign Currency if the aggregate Dollar Equivalent amount of all outstanding Eurocurrency Borrowings denominated in Foreign Currencies (including the Eurocurrency Borrowing then being requested) and the Dollar Equivalent amount of all L/C Obligations denominated in Foreign Currencies that are then outstanding would exceed the Foreign Currency Sublimit; and provided further that funding of each ABR Borrowing shall only be made in Dollars.

Section 2.2. Procedure for Revolving Credit Borrowings.

(a) The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided that, the Borrower shall give the Administrative Agent irrevocable notice of each requested Revolving Credit Borrowing (each a “Borrowing Notice”), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii)

whether the Borrowing is to be comprised of Eurocurrency Loans or ABR Loans, and (iv) if a Eurocurrency Borrowing, the currency of such Eurocurrency Borrowing and the length of the initial Interest Period therefor. Any such Borrowing Notice given with respect to a Eurocurrency Borrowing denominated in a Foreign Currency must be in writing; any such Borrowing Notice given with respect to a Revolving Credit Borrowing denominated in Dollars, if given by means other than written notice, shall be promptly confirmed in writing by the Borrower. Each ABR Borrowing and each Eurocurrency Borrowing denominated in Dollars shall be in a minimum amount of $1,000,000 and a whole multiple of $100,000. Each Eurocurrency Borrowing denominated in a Foreign Currency shall be in a minimum amount in such Foreign Currency that is the Approximate Equivalent Amount of $1,000,000 and a whole multiple in such Foreign Currency that is the Approximate Equivalent Amount of $100,000.

(b) Borrowing Notices pursuant to Section 2.2(a) must be received by the Administrative Agent by the following applicable dates and times: (i) for ABR Borrowings, not later than 2:30 p.m. one Business Day prior to the requested Borrowing Date, (ii) for Eurocurrency Borrowings denominated in Dollars, not later than 2:30 p.m. three Business Days prior to the requested Borrowing Date, and (iii) for Eurocurrency Borrowings denominated in a Foreign Currency, not later than 1:00 p.m. Local Time four Business Days prior to the requested Borrowing Date.

(c) Upon receipt of any Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its Applicable Percentage of each Borrowing available to the Administrative Agent for the account of the Borrower at the Applicable Payment Office prior to 1:00 p.m. (Local Time, in the case of Eurocurrency Loans being funded in a Foreign Currency) on the Borrowing Date requested by the Borrower in funds immediately available and in the applicable currency. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or, if such Loan is denominated in a Foreign Currency, foreign branch or Affiliate of such Lender to make such Eurocurrency Loan (and in the case of an Affiliate, the provisions of Sections 2.13 through 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Eurocurrency Loan in accordance with the terms of this Agreement. Such Borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Section 2.3. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 2.23(a) as to any Defaulting Lender) a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, or on such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof; provided, however, that for purposes of this Section 2.3 only, such Lender’s (including the Swing Line Lender’s) Applicable Percentage of any outstanding Swing Line Loans shall be excluded in the calculation of such Lender’s Available Revolving Credit Commitment.

Section 2.4. Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that, no such termination or reduction of the Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and the

Swing Line Loans made on the effective date thereof, the Outstanding Revolving Extensions of Credit of all Lenders would exceed the Revolving Credit Commitments of all Lenders in effect after such requested reduction. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

Section 2.5. Swing Line Commitments.

(a) Subject to the terms and conditions hereof (including, without limitation, Section 2.23(d)), and provided no Default or Event of Default shall have occurred and be continuing, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”, and collectively, the “Swing Line Loans”) available to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided that, the Swing Line Lender shall have no obligation to and shall not issue any Swing Line Loan if, after giving effect to such issuance, the Outstanding Revolving Extensions of Credit of all Lenders would exceed the Revolving Credit Commitments of all Lenders then in effect. Amounts borrowed by the Borrower under this Section 2.5 may be repaid and, through but excluding the Termination Date, reborrowed. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. Each Swing Line Borrowing shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 2:30 p.m., on the requested Borrowing Date) specifying the Borrowing Date and the amount of the requested Swing Line Loan. Each such notice given by means other than written notice shall be promptly confirmed in writing by the Borrower. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Borrower by crediting the account of the Borrower with such proceeds.

(b) The Swing Line Lender at any time in its sole and absolute discretion, may, and on each Monday (or if such day is not a Business Day, the next Business Day) shall, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request prior to 12:00 p.m., that each Lender, including the Swing Line Lender, make a Revolving Credit Loan in an amount equal to such Lender’s Applicable Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in Section 8.1(f) shall have occurred (in which event the procedures of paragraph (c) of this Section 2.5 shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender prior to 2:30 p.m. in funds immediately available on the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans. Each Revolving Credit Loan made pursuant to this Section 2.5(b) shall be an ABR Loan.

(c) If prior to the making of the Revolving Credit Loans pursuant to Section 2.5(b) one of the events described in Section 8.1(f) shall have occurred, each Lender will on the date such Revolving Credit Loans were to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Applicable Percentage of such Refunded Swing Line Loan. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will grant to such Lender a Swing Line Loan participation as of the date of receipt of such funds and in such amount.

(d) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it.

(e) Each Lender’s obligation to purchase participating interests pursuant to this Section 2.5 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.6. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurocurrency Borrowings denominated in Dollars to ABR Borrowings by giving the Administrative Agent irrevocable notice of such election; provided that, any such conversion of such Eurocurrency Borrowings may only be made on the last day of an Interest Period with respect thereto (or on any other day if the conversion referred to herein is accompanied by all amounts payable by the Borrower pursuant to Section 2.16). The Borrower may elect from time to time to convert Revolving Credit Borrowings that are comprised of ABR Loans to Eurocurrency Borrowings denominated in Dollars by giving the Administrative Agent irrevocable notice of such election. Notices of conversion pursuant to this Section 2.6(a) must be received by the Administrative Agent not later than 2:30 p.m. three Business Days prior to the requested effective date of such conversion (which must be a Business Day) and shall specify (i) the amount of the Revolving Credit Borrowing to be converted, and (ii) if the Revolving Credit Borrowing is to be converted into Eurocurrency Loans, the initial Interest Period to be applicable thereto. Any such notice given by means other than written notice shall be promptly confirmed in writing by the Borrower. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurocurrency Borrowings and ABR Borrowings may be converted as provided herein; provided that (i) no Borrowings may be converted into Eurocurrency Borrowings when any Event of Default has occurred and is continuing, and the Administrative Agent has, or the Required Lenders have, determined that such a conversion is not appropriate, (ii) no Borrowings may be converted into Eurocurrency Borrowings after the date that is seven days prior to the Termination Date, and (iii) no Swing Line Loan may be converted into Eurocurrency Loans.

(b) Any Eurocurrency Borrowing in any Agreed Currency may be continued as a Eurocurrency Borrowing in such Agreed Currency upon the expiration of the then current Interest Period with respect thereto. Notices of continuation pursuant to this Section 2.6(b) must be received by the Administrative Agent by the following applicable times and dates: (i) for Eurocurrency Borrowings denominated in Dollars, not later than 2:30 p.m. three Business Days prior to the requested effective date of such continuation (which must be a Business Day), and (ii) for Eurocurrency Borrowings denominated in a Foreign Currency, not later than 1:00 p.m. Local Time four Business Days prior to the requested effective date (which must be a Business Day). Such notices of continuation must specify the amount and the Agreed Currency of the Revolving Credit Borrowing being continued, and the Interest Period applicable upon such continuation. Any such notice given with respect to a Revolving Credit Borrowing denominated in a Foreign Currency must be in writing; any such notice given with respect to a Revolving Credit Borrowing denominated in Dollars, if given by means other than written notice, shall be promptly confirmed in writing by the Borrower. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurocurrency Borrowings may be continued as provided herein; provided that, no Eurocurrency Borrowings may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined that such a continuation is not appropriate or (ii) after the date that is seven days prior to the Termination Date.

(c) If the Borrower shall fail to give timely notice of conversion or continuation as provided in Section 2.6(a) or (b) with respect to any Eurocurrency Borrowing denominated in Dollars prior to the expiration of the applicable Interest Period, or if such conversion or continuation is not permitted by the terms of Section 2.6(a) or (b), then such Eurocurrency Borrowing shall be automatically converted to an ABR Borrowing on the last day of such then expiring Interest Period. If the Borrower shall fail to give timely notice of continuation as provided in Section 2.6(b) with respect to any Eurocurrency Borrowing denominated in a Foreign Currency prior to the expiration of the applicable Interest Period, or if such continuation is not permitted by the terms of Section 2.6(b), and such Eurocurrency Borrowing has not otherwise been paid in full as of such expiration date, then such Eurocurrency Borrowing shall be continued in the same Foreign Currency and in the same amount as a Eurocurrency Borrowing having an Interest Period of one month.

Section 2.7. Minimum Amounts and Maximum Number of Borrowings. All Borrowings, all conversions and continuations of Borrowings, and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) each Eurocurrency Borrowing denominated in Dollars shall be in a minimum amount of $1,000,000 and a whole multiple of $100,000, (b) each Eurocurrency Borrowing denominated in a Foreign Currency shall be in a minimum amount in such Foreign Currency that is the Approximate Equivalent Amount of $1,000,000 and a whole multiple in such Foreign Currency that is the Approximate Equivalent Amount of $100,000, and (c) there shall be no more than (x) ten (10) Eurocurrency Borrowings denominated in Dollars outstanding at any time, or (y) five (5) Eurocurrency Borrowings denominated in Foreign Currencies outstanding at any time.

Section 2.8. Repayment of Loans; Prepayments; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date, (ii) to the Swing Line Lender the then unpaid principal amount of any Swing Line Loan as provided in Section 2.5 and on the Termination Date; provided that, on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding. All such payments shall be made together with any and all accrued and unpaid interest and fees thereon, and any other amounts owing hereunder.

(b) If at any time (i) the Dollar Equivalent amount of the Outstanding Revolving Extensions of Credit of all Lenders exceeds the Revolving Credit Commitments of all Lenders then in effect, or (ii) other than solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent amount of the Outstanding Revolving Extensions of Credit of all Lenders that are denominated in Foreign Currencies (calculated as of the most recent Computation Date) exceeds the Foreign Currency Sublimit, or (iii) solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent amount of the Outstanding Revolving Extensions of Credit of all Lenders that are denominated in Foreign Currencies (calculated as of the most recent Computation Date) exceeds 105% of the Foreign Currency Sublimit, the Borrower shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings or, if no Borrowings are then outstanding, Cash Collateralize the L/C Obligations in an account with the Administrative Agent in the manner provided in Section 8.2, in an aggregate principal amount sufficient to eliminate any such excess.

(c) The Borrower may prepay any Borrowing in whole or in part at any time, subject to the terms of this paragraph (c). In each such event, the Borrower shall notify the Administrative Agent in writing (with respect to any Eurocurrency Borrowing denominated in a Foreign Currency) or by telephone (with respect to any Eurocurrency Borrowing denominated in Dollars, and promptly confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 2:30 p.m. three Business Days before the date of prepayment, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, 1:00 p.m. Local Time four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 12:30 p.m. one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swing Line Loan, not later than 12:00 noon on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the Type and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing pursuant to this paragraph (c) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2 or 2.5, as applicable. Each prepayment of a Revolving Credit Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest and by any amounts required to be paid pursuant to Section 2.16.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Borrowing made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a Note, substantially in the form of Exhibit A or Exhibit B hereto, as applicable, and the Borrower shall execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more Notes in such form.

Section 2.9. Interest Rates and Payment Dates.

(a) Each Eurocurrency Borrowing shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin for Eurocurrency Loans.

(b) Each ABR Borrowing shall bear interest for each day at a rate per annum equal to the ABR determined for such day plus the Applicable Margin for ABR Loans.

(c) If all or a portion of (i) the principal amount of any Borrowing, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this paragraph (c) plus 2% per annum or (y) in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this Section plus 2% per annum, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) If and so long as any Lender is required to make special deposits to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans in any currency other than Dollars, the Administrative Agent may require the Borrower to pay, for the account of such Lender, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate as may be applicable thereto and calculated in accordance with the formula and in the manner set forth in Schedule 1.1(D).

(e) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (but excluding requirements reflected in the Eurocurrency Reserve Requirements or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans in any currency other than Dollars, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(f) Any additional interest owed pursuant to paragraph (d) or (e) above shall be determined by the Administrative Agent and notified to the Borrower in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by the Administrative Agent shall be payable to the Administrative Agent for the account of the respective Lender on each date on which interest is payable for such Loan.

(g) Failure or delay on the party of any Lender on any occasion to demand additional interest pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such additional interest on any subsequent occasion.

(h) Interest shall be payable in arrears on each Interest Payment Date; provided that, interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

Section 2.10. Computation of Interest and Fees.

(a) Interest, commitment fees, and Letter of Credit commissions and fees shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest whenever it is calculated on the basis of the ABR (based on the Prime Rate), or in respect of a Eurocurrency Loan denominated in Sterling, shall be calculated on the basis of a 365- (or 366-, as the case may be, for ABR Loans) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

Section 2.11. Inability to Determine Interest Rate. If prior to the first day of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of any changes arising on or after the date hereof affecting the applicable interbank Eurocurrency market, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate for such Eurocurrency Borrowing for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that, by reason of any changes arising on or after the date hereof affecting the applicable interbank Eurocurrency market, the applicable Eurocurrency Rate determined or to be determined for such Eurocurrency Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof confirmed in writing to the Borrower and the Lenders as soon as practicable thereafter, and in any case at least one Business Day prior to the first day of such Interest Period. If such notice is given, (x) any Eurocurrency Borrowing denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans in Dollars, (y) any Borrowing that was to have been converted or continued on the first day of such Interest Period to a Eurocurrency Borrowing denominated in Dollars shall be converted to or continued as an ABR Borrowing in Dollars and (z) any Eurocurrency Borrowing denominated in a Foreign Currency that has been requested to be made or continued on the first day of such Interest Period shall not be made, or if already then outstanding, shall not be continued but instead shall be repaid in full on such day. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Borrowing in any affected Agreed Currency shall be made or continued as such, nor shall the Borrower have the right to convert any Borrowing to a Eurocurrency Borrowing in any affected Agreed Currency.

Section 2.12. Pro Rata Treatment and Payments.

(a) Revolving Credit Borrowings and each payment by the Borrower on account of any commitment fee in respect of the Revolving Credit Commitments hereunder shall be made pro rata according to the respective Applicable Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of any Borrowings shall be made first to the repayment of Swing Line Loans before any payment may be made on account of the principal of the Revolving Credit Borrowings. Subject to the immediately foregoing sentence, each payment (including each prepayment but, for the avoidance of doubt, excluding any payment made pursuant to Section 2.14 or 2.15) by the Borrower on account of the principal of and interest on the Revolving Credit Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Borrowings then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, Letter of Credit commissions or otherwise, shall be made without set off or counterclaim and shall be made prior to 1:00 P.M. (or, in the case of Eurocurrency Borrowings denominated in Foreign Currencies, 1:00 p.m. Local Time) on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Applicable Payment Office in immediately available funds. If the Borrower shall default in the payment when due of any Eurocurrency Borrowings denominated in any Foreign

Currency in the applicable Foreign Currency, the Lenders and the Agent may, at their option, accept such payment to be made to the Lenders in the Dollar Equivalent amount of such Foreign Currency determined in accordance with Section 10.19. With respect to any amount due and payable in any Foreign Currency, the Borrower agrees to hold the Lenders harmless from any losses, if any, that are incurred by the Lenders arising from any change in the value of Dollars in relation to such currency between the date such payment became due and the date of actual payment thereof. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Borrowings) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Borrowing becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its Applicable Percentage of such Borrowing available to the Administrative Agent in the Agreed Currency, the Administrative Agent may assume that such Lender is making such amount available in the applicable Agreed Currency to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency until the second Business Day after such demand, and thereafter at the greater of the ABR (in the case of any Borrowing denominated in Dollars), or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation including, without limitation, the Overnight Foreign Currency Rate (in the case of any Borrowing denominated in a Foreign Currency). A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s Applicable Percentage of such Borrowing is not made available to the Administrative Agent in the Agreed Currency by such Lender within two Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount from the Borrower on demand, together with interest thereon at the rate per annum then applicable to ABR Borrowings hereunder (in the case of any Borrowing denominated in Dollars), or at the rate per annum then applicable to Eurocurrency Borrowings in the applicable Foreign Currency having an Interest Period of one month (in the case of any Borrowing denominated in a Foreign Currency). Nothing contained in this Section 2.12(b) shall relieve any Lender that has failed to make available its Applicable Percentage of any Borrowing hereunder from its obligation to do so in accordance with the terms hereof.

Section 2.13. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law (other than the certificate of incorporation, by-laws or other organizational or governing documents with respect to any Lender) or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement or to fund any Eurocurrency Loans in any requested Agreed Currency, (a) such Lender shall forthwith give telephonic or telecopy notice of such circumstances, confirmed in writing, to the Borrower (which notice shall be withdrawn by such Lender when such Lender shall reasonably determine that it shall no longer be illegal for such Lender to make or maintain such Eurocurrency Loans or to convert ABR Loans to such Eurocurrency Loans), (b) the commitment of such Lender hereunder to make such Eurocurrency Loans, continue such Eurocurrency Loans as such and convert ABR Loans to such Eurocurrency Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Eurocurrency Loans, when such a Eurocurrency Loan is requested, such Lender shall then have a commitment only to make an ABR Loan in Dollars or a Eurocurrency Loan in another Agreed Currency otherwise permitted to be made, and (c) such Eurocurrency Loans then outstanding, if any, shall be converted automatically to ABR Loans in Dollars on the respective last days of the then current Interest Periods with respect to such Eurocurrency Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.14. Requirements of Law.

(a) If any Change in Law:

(i) subjects any Lender or Issuing Lender (or its applicable Lending Office) to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Letters of Credit, Commitments, or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Loan any such requirement already included in the Eurocurrency Reserve Requirements) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Lender (or its applicable Lending Office) or imposes on any Lender or Issuing Lender (or its applicable Lending Office) or on the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting its Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participation in any thereof, or its obligation to advance or maintain Loans, or to issue, extend the expiration date of, or increase the amount of Letters of Credit or participate in any thereof;

and the result of any of the foregoing, as determined by such Lender or Issuing Lender in good faith, is to increase the cost to such Lender or Issuing Lender (or its applicable Lending Office) of advancing, continuing, converting, or maintaining any Loan, or maintaining its obligation to make or purchase participation interests in any such Loan, or issuing or maintaining a Letter of Credit or participating therein (or maintaining its obligation to issue, extend the expiration date of, increase the amount of or participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender (or its applicable Lending Office) in connection therewith under this Agreement or any other Loan Document, then, subject to Section 2.14(c), from time to time, within ten (10) days after receipt of a certificate from such Lender or Issuing Lender (with a copy to the Administrative Agent) pursuant to Section 2.14(c) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender for such increased costs or reductions suffered.

(b) If any Lender or Issuing Lender shall have determined in good faith that any Change in Law affecting such Lender or Issuing Lender, or its applicable Lending Office, regarding liquidity or capital adequacy, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital, or on the capital of any Person controlling such Lender or Issuing Lender, as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Lender could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s or its controlling Person’s policies with respect to capital adequacy in effect immediately before such Change in Law or compliance) then, subject to Section 2.14(c), from time to time, within ten (10) days after receipt of a certificate from such Lender or Issuing Lender (with a copy to the Administrative Agent) pursuant to Section 2.14(c) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such controlling Person for such reductions suffered.

(c) The Administrative Agent and each Lender and Issuing Lender that determines to seek compensation or additional interest under this Section 2.14 shall give written notice to the Borrower and, in the case of a Lender or Issuing Lender other than the Administrative Agent, the Administrative Agent, of the circumstances that entitle the Administrative Agent or such Lender or Issuing Lender to such compensation no later than one hundred eighty (180) days after the Administrative Agent or such Lender or Issuing Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 180th day preceding such written demand, except if the law, rule, order or interpretation giving rise to such request for compensation has retroactive effect, such one hundred eighty (180) day period shall be extended to include such retroactive period. The Administrative Agent and each Lender and Issuing Lender shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, additional interest, and any payment under this Section 2.14, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent or such Lender or Issuing Lender made in good faith, be otherwise disadvantageous to it; provided that (i) the foregoing shall not in any way affect the rights of any Lender or Issuing Lender or the obligations of the Borrower under this Section 2.14, and (ii) the Borrower shall pay the Lender’s reasonable and documented out-of-pocket costs and expenses incurred in connection with any such designation of a different Lending Office. A certificate of the Administrative Agent or any Lender or Issuing Lender, as applicable, claiming compensation or additional interest under this Section 2.14 and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent or such Lender or Issuing Lender, as applicable, describing in reasonable detail the calculations thereof, shall be conclusive absent manifest error. In determining such amount, such Lender or Issuing Lender may use any reasonable averaging and attribution methods.

Section 2.15. Taxes.

(a) Issuing Lender. For purposes of this Section 2.15, the term “Lender” includes any Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith by an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the amount payable by the applicable Loan Party shall be increased as necessary so that, after the deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.15), the applicable Recipient receives an amount equal to the amount it would have received had not such deduction or withholding of Indemnified Taxes been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, in each case within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Administrative Agent or such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent or any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not the Administrative Agent or such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B), (iii)(C) and (ii)(E) below) shall not be required if in the Administrative Agent’s or the Lender’s reasonable judgment such completion, execution or submission would subject the Administrative Agent or such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Administrative Agent or such Lender.

(ii) Without limiting the generality of the foregoing,

(A) the Administrative Agent, if it is a U.S. Person, shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax;

(B) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(D) the Administrative Agent and any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which the Administrative Agent or such Lender becomes the Administrative Agent or a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(E) if a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as the case may be, shall deliver to the Borrower and, in the case of a Lender, the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender has complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect thereto) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.15(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Indemnity. If the Administrative Agent shall be required to deduct any Taxes from payments received by the Administrative Agent for the account of any Lenders hereunder, it shall make such deductions and shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes attributable to such payments made to such Lender that are paid by the Administrative Agent and any penalties, interest and reasonable expenses arising therefrom and with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(k) Lender Cooperation. Upon the request, and at the sole expense, of the Borrower, the Administrative Agent, each Lender to which the Borrower is required to make any payment pursuant to Section 2.14 or 2.15, and any Participant in respect of whose participation such payment is required, shall take reasonable steps to (i) afford the Borrower the opportunity to contest and (ii) cooperate with the Borrower in contesting the imposition of any Taxes giving rise to the requirement to make such payment. The Administrative Agent and each Lender to which the Borrower is required to make any payment pursuant to Section 2.14 or 2.15 agrees, upon the request of the Borrower, to use its reasonable efforts to take steps reasonably available to it and acceptable to the Borrower, including designating an alternative lending office or booking the affected Loan through another branch of an affiliate, if by doing so any such payment will be avoided or materially reduced, provided that taking such steps results in no additional costs to such Lender or Administrative Agent (other than costs that are paid by the Borrower) and is not otherwise disadvantageous to such Lender or Administrative Agent, in such Administrative Agent or Lender’s sole discretion determined in good faith.

Section 2.16. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans or a conversion of Eurocurrency Loans to ABR Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include, in the case of any event described in clause (a) or (c) of the preceding sentence, an amount equal to the excess, if any, of

(i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable interbank Eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 2.16, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, stating (x) that one or more of the events described in clause (a), (b), or (c) has occurred and describing in reasonable detail the nature of such event or events, (y) as to the amount of the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.17. Certain Exclusions.

(a) If a Lender changes its applicable Lending Office (unless required to do so by a Governmental Authority or other regulatory authority) and the effect of that change, as of the date of the change, is to cause the Borrower to become obligated to pay any additional amount under Section 2.9(d) or (e), 2.14 or 2.15, the Borrower shall not be obligated to pay such additional amount.

(b) If, as a result of an assignment pursuant to Section 10.6(b) (but not any such assignment made pursuant to Section 2.18), the Borrower would, immediately upon the effectiveness of such assignment, be obligated to pay an additional amount to the assignee under Section 2.9(d) or (e), 2.14 or 2.15, the Borrower shall not be obligated to pay such additional amount.

(c) For purposes of Sections 2.14 and 2.15 (but subject to the proviso in the definition of the term “Change in Law”), the entry into force and implementation of any treaty between the United States and another country that has been signed as of the date hereof but has not yet been ratified shall not be treated as a change in treaty, law, regulation or application or interpretation thereof.

Section 2.18. Replacement of Lender. If the Borrower becomes obligated to pay additional amounts described in Section 2.9(d) or (e), 2.14 or 2.15 as a result of any condition described in such Section and payment of such amount is demanded by any Lender, then the Borrower may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to Section 10.6(b) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower and acceptable to the Administrative Agent and the Issuing Lender for a purchase price equal to the outstanding principal amount of such Lender’s Loans and all accrued interest, commitment fees, Letter of Credit commissions, and other fees and amounts then due to such Lender hereunder, together with all losses and expenses of the types referred to in Section 2.16 payable with respect thereto.

Section 2.19. Increase in Commitments; Additional Lenders.

(a) So long as no Default or Event of Default has occurred and is continuing, on not more than four occasions after the Restatement Closing Date and on each occasion for an amount not less than $10,000,000, the Borrower may, upon at least five (5) Business Days prior written notice to the Administrative Agent (which shall promptly provide a copy of such notice to each Lender), propose to increase the Revolving Credit Commitments by an aggregate amount for all such occasions not to exceed $100,000,000 (the amount of any such increase, the “Additional Commitment Amount”). No Lender (or any successor thereto) shall have any obligation to increase its Revolving Credit Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Credit Commitment shall be made in its sole discretion independently from any other Lender.

(b) In any such notice given by the Borrower pursuant to Section 2.19(a), the Borrower shall designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Revolving Credit Commitment, and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any prospective Additional Lender must be acceptable to the Administrative Agent and the Issuing Lender as determined by each of them acting in good faith. The sum of the increases in the Revolving Credit Commitments of the existing Lenders pursuant to this paragraph (b) plus the Revolving Credit Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c) An increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.19 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Revolving Credit Commitment is to be increased, setting forth the new Revolving Credit Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such Notes as may be requested by any existing Lenders or Additional Lenders to evidence any increased or new Revolving Credit Commitments, and such evidence of appropriate organizational authorization on the part of the Borrower and such opinions of counsel for the Borrower with respect to the increase in the Revolving Credit Commitments as the Administrative Agent may reasonably request.

(d) Upon the acceptance of any such supplement or joinder by the Administrative Agent, Schedule 1.1(A) shall automatically be deemed amended to reflect the Revolving Credit Commitments of all Lenders after giving effect to any Additional Lenders and any additions and increases in the Revolving Credit Commitments. The Administrative Agent may, on behalf of the existing Lenders not increasing their respective Revolving Credit Commitments and without further consent or authorization, enter into any such joinder or supplement or amendments to any other Loan Documents for purposes of giving effect to such additional and increased Revolving Credit Commitments.

(e) Upon any increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.19 that is not pro rata among all existing Lenders, (x) the Borrower shall prepay all outstanding Revolving Credit Borrowings in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Section 5.2, the Borrower shall reborrow Revolving Credit Loans from the Lenders (including any Additional Lenders) in proportion to their respective Revolving Credit Commitments after giving effect to such increase, and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit and all L/C Obligations then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders (including any Additional Lenders) shall hold participations in each such Letter of Credit and all L/C Obligations in proportion to their respective Revolving Credit Commitments after giving effect to such increase. In connection with any prepayment of Revolving Credit Borrowings pursuant to this Section 2.19(e) on the effective date of an increase of the Revolving Credit Commitments, the Borrower shall pay all accrued and unpaid interest, fees, and Letter of Credit commissions in respect of such Revolving Credit Borrowings prepaid or deemed prepaid pursuant to this Section 2.19(e) and any outstanding Letters of Credit and L/C Obligations for which participations therein are deemed adjusted pursuant to this Section 2.19(e), together with any amounts due pursuant to Section 2.16 in respect of such prepayment.

Section 2.20. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Equivalent amount of each of the following to the extent denominated in a Foreign Currency:

(a) each Eurocurrency Borrowing as of the date two Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Revolving Credit Borrowing as a Eurocurrency Borrowing,

(b) the L/C Obligations as of the date of each request for the issuance, increase, renewal or extension of any Letter of Credit; and

(c) all Outstanding Revolving Extensions of Credit of the Lenders on and as of the last Business Day of each calendar month and, during the continuation of an Event of Default, on any other Business Day (but not more frequently than once each week) elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Equivalent amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to such amounts, and the Administrative Agent shall notify the Borrower of all such determinations and related computations on such Computation Date.

Section 2.21. Market Disruption. Notwithstanding the satisfaction of all applicable conditions referred to in Articles II, III, and V, with respect to any Borrowing or Letter of Credit to be denominated in any Foreign Currency, if (i) there shall occur on or prior to the date of such Borrowing or Letter of Credit any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would, in the reasonable opinion of the Administrative Agent or the Issuing Lender make it impracticable for the Borrowing or Letter of Credit to be denominated in the Foreign Currency specified by the Borrower or (ii) in the reasonable opinion of the Administrative Agent or the Issuing Lender a Dollar Equivalent amount of such Foreign Currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Borrower, the Lenders and the Issuing Lender, as applicable, and (a) if a Borrowing, such Borrowing shall not be denominated in such Foreign Currency but shall be made on the requested date in Dollars, in an aggregate principal amount equal to the Dollar Equivalent amount (rounded up to the nearest $100,000) of the aggregate principal amount specified in the related request as ABR Loans, unless the Borrower notifies the Administrative Agent prior to such Borrowing that (x) it elects not to borrow on such date or (y) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Lenders be practicable and in an aggregate principal amount equal to the Dollar Equivalent amount of the aggregate principal amount specified in the related request, and (b) if a Letter of Credit, such Letter of Credit shall not be issued in such Foreign Currency, but shall be issued in Dollars in a face amount equal to the Dollar Equivalent amount of the face amount specified in the related request or Application for such Letter of Credit (rounded up to the nearest $100,000), unless the Borrower notifies the Administrative Agent prior to the issuance of such Letter of Credit that (I) it elects not to request the issuance of such Letter of Credit on such date or (II) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Lender, the Administrative Agent and the Lenders be practicable and in face amount equal to the Dollar Equivalent amount of the face amount specified in the related request or Application for such Letter of Credit, as the case may be.

Section 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Foreign Currency expressed to be payable herein (the “specified currency “) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Loan Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Loan Party.

Section 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees otherwise payable to such Defaulting Lender pursuant to Section 2.3 shall cease to accrue on the Available Revolving Credit Commitment of such Defaulting Lender;

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification providing for an increase in such Defaulting Lender’s Commitment, providing for an extension of such Defaulting Lender’s Commitment, or requiring the consent of each directly and adversely affected Lender pursuant to Section 10.1 if such Defaulting Lender is a directly and adversely affected Lender;

(c) if any Swing Line Exposure or L/C Exposure exists with respect to such Lender at the time such Lender becomes a Defaulting Lender, then:

(i) all or any part of the Swing Line Exposure and L/C Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, (B) after giving effect to any such reallocation, no Non- Defaulting Lender’s Revolving Credit Exposure shall exceed such Non-Defaulting Lender’s Revolving Credit Commitment and (C) no Event of Default has occurred and is continuing at such time and the other conditions set forth in Section 5.2 have been satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following the Borrower’s receipt of written notice from the Administrative Agent, (x) first, prepay the Swing Line Exposures of the Lenders, and (y) second, Cash Collateralize for the benefit of the applicable Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.2 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any L/C Fee pursuant to Section 3.3(a) with respect to the portion of such Defaulting Lender’s L/C Exposure that is Cash Collateralized during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized by the Borrower;

(iv) if all or any portion of such Defaulting Lender’s L/C Exposure is reallocated pursuant to clause (i) above, then all L/C Fees that otherwise would have been payable to such Defaulting Lender under Section 3.3(a) with respect to such Defaulting Lender’s reallocated L/C Exposure shall be payable to the Non-Defaulting Lenders in accordance with such Non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all L/C Fees that otherwise would have been payable to such Defaulting Lender under Section 3.3(a) with respect to such Defaulting Lender’s unreallocated L/C Exposure shall be payable to the Issuing Lenders, ratably based on the portion of the Fronting Exposure attributable to the Letters of Credit issued by each Issuing Lender, until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized pursuant to clause (i) or (ii) above;

(d) so long as such Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loan, and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless in each case such Swing Line Lender or Issuing Lender is satisfied that the related Fronting Exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 8.2, and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein);

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative

Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swing Line Lender or Issuing Lender hereunder; third, to Cash Collateralize in accordance with the procedures set forth in Section 8.2 the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize in accordance with the procedures set forth in Section 8.2 the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any Swing Line Lender or Issuing Lender or as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Swing Line Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.23(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(f) in the event that the Administrative Agent, the Borrower, and each Swing Line Lender and Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposures and L/C Exposures of the Lenders shall be readjusted to reflect the inclusion of such previous Defaulting Lender’s Commitment, and on such date such previous Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such previous Defaulting Lender to hold such Loans and Swing Line Exposure and L/C Exposure in accordance with its Applicable Percentage; provided, however, that no adjustments will be made retroactively with respect to L/C Fees, commissions or interest accrued or payments made by or on behalf of the Borrower or any other Loan Party while such previous Defaulting Lender was a Defaulting Lender; and

(g) the rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.23 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Lender, Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender (whether or not such Defaulting Lender has subsequently ceased to be a Defaulting Lender pursuant to Section 2.23(f)).

ARTICLE III. LETTERS OF CREDIT

Section 3.1. L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4, agrees to issue standby and commercial letters of credit (“Letters of Credit”) for the account of the Borrower or any Subsidiary Guarantor on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that, the Issuing Lender shall have no obligation to and shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the Outstanding Revolving Extensions of Credit of all Lenders denominated in Foreign Currencies would exceed the Foreign Currency Sublimit, or (iii) any Lender’s Outstanding Revolving Extensions of Credit would exceed such Lender’s Revolving Credit Commitment then in effect. Each Letter of Credit shall (i) be a standby or commercial letter of credit denominated in an Agreed Currency and issued to support obligations of the Borrower or the respective Subsidiary Guarantor and its respective Subsidiaries, contingent or otherwise, arising in the ordinary course of business, and (ii) expire no later than the earlier of (x) one year after the date of issuance, and (y) five (5) Business Days prior to the Termination Date; provided, that any Letter of Credit with a one-year tenor may provide for renewal thereof for additional one-year periods (but in no event for a period expiring after the date specified in the preceding clause (y)).

(b) Each Letter of Credit shall be subject to the UCP or the ISP, as applicable, and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, or otherwise subject it to a Country Risk Event.

Section 3.2. Procedure for Issuance of Letters of Credit. The Borrower or any Subsidiary Guarantor may from time to time request that the Issuing Lender issue a Letter of Credit denominated in an Agreed Currency by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any fully completed Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the fully completed Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower or the respective Subsidiary Guarantor. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and/or to the respective Subsidiary Guarantor promptly following the issuance thereof, and shall notify the Lenders of the issuance thereof.

Section 3.3. L/C Fees and Other Charges.

(a) The Borrower or the respective Subsidiary Guarantor shall pay (i) to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, Letter of Credit fees with respect to each outstanding Letter of Credit, computed for the period from the Restatement Closing Date (in the case of the first such payment) or the date on which the last such payment was due

(in all other cases) to the date upon which such payment is due hereunder, in each case at a rate equal to the L/C Fee, payable in Dollars to the Issuing Lender and the L/C Participants to be shared ratably among them in accordance with their respective Applicable Percentages, and (ii) to the Issuing Lender, a Letter of Credit fronting fee with respect to each Letter of Credit, computed for the period from the Restatement Closing Date (in the case of the first such payment) or the date on which the last such payment was due (in all other cases) to the date upon which such payment is due hereunder, at a per annum rate (as agreed in writing between the Borrower and the Issuing Lender) applied to the average daily aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit during the period for which such fronting fee is calculated, payable in Dollars to the Issuing Lender. For any Letter of Credit issued with a face amount in any Foreign Currency, (i) in any case where such Letter of Credit is issued by the Issuing Lender through an office or Affiliate located in the United States, the fees shall be converted into Dollars using the applicable Exchange Rate in effect two (2) Business Days before each payment date in respect thereof, and (ii) in any case where such Letter of Credit is issued by the Issuing Lender through an office or Affiliate located outside the United States, the fees shall be payable in the same Foreign Currency in which such Letter of Credit was issued. All such fees described in this Section 3.3(a) shall be payable in arrears on each L/C Fee Payment Date and shall be nonrefundable.

(b) In addition to the foregoing fees, the Borrower or the respective Subsidiary Guarantor shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Section 3.3.

Section 3.4. L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase, and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Applicable Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each drawing paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if any amount is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower or the respective Subsidiary Guarantor in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand at the Administrative Agent’s Applicable Payment Office an amount equal to such L/C Participant’s Applicable Percentage of the amount of such drawing, or any part thereof, which is not so reimbursed. Any demand pursuant to the preceding sentence received after 2:00 P.M. on any Business Day shall be deemed to have been received on the next succeeding Business Day.

(b) If any amount required to be paid by any L/C Participant for the account of the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within two Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate (or, in the case of a Letter of Credit denominated in a Foreign Currency, at the applicable Overnight Foreign Currency Rate), as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, the amount of such payment in the applicable Agreed Currency or, if so elected by the Issuing Lender, the Dollar Equivalent of such amount, in either case with interest thereon calculated from such due date at the rate per annum then applicable to Eurocurrency Borrowings hereunder in the applicable Foreign Currency having an Interest Period of one month or, if the Issuing Lender has elected to receive the Dollar Equivalent of such amount, the rate per annum then applicable to ABR Borrowings hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and any L/C Participant has paid its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or the respective Subsidiary Guarantor or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will as soon as practicable distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

Section 3.5. Reimbursement Obligation. The Borrower or the Subsidiary Guarantor agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower or the respective Subsidiary Guarantor of the date and amount of a drawing under any Letter of Credit that has been paid by the Issuing Lender in an amount equal to (a) the amount of the drawing so paid and (b) any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with any payment made by the Issuing Lender under, or with respect to, such Letter of Credit. Each such payment shall be made to the Administrative Agent for the account of the Issuing Lender at the Applicable Payment Office in immediately available funds in the Agreed Currency in which the Letter of Credit was denominated. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until the next Business Day following the date of such notice, at the ABR then in effect (in the case of amounts payable in Dollars) or at the rate per annum then applicable hereunder to Eurocurrency Borrowings in the applicable Foreign Currency having an Interest Period of one month (in the case of amounts payable in Foreign Currencies), and from such Business Day until payment in full at the rate which would be payable on any outstanding ABR Borrowings that were then overdue (in the case of amounts payable in Dollars) or at the rate then applicable to Eurocurrency Borrowings in the applicable Foreign Currency having an Interest Period of one month that were then overdue (in the case of amounts payable in Foreign Currencies). Notwithstanding anything herein to the contrary, the Borrower shall have joint and several liability with the respective Subsidiary Guarantor for all L/C Obligations of such Subsidiary Guarantor.

Section 3.6. Obligations Absolute. The Borrower’s and the respective Subsidiary Guarantor’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower and the respective Subsidiary Guarantor may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower and the respective Subsidiary Guarantor also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s and the respective Subsidiary Guarantor’s L/C Obligations under

Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower or the respective Subsidiary Guarantor and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower or the respective Subsidiary Guarantor against any beneficiary of such Letter of Credit or any such transferee provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defenses or other right that the Borrower may have as a result of any such gross negligence or willful misconduct. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrower and the respective Subsidiary Guarantor agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards or care specified in the ISP or UCP, as applicable, shall be binding on the Borrower and on the respective Subsidiary Guarantor and shall not result in any liability of the Issuing Lender to the Borrower or the respective Subsidiary Guarantor.

Section 3.7. Letter of Credit Payments. If any draw shall be made under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower or the respective Subsidiary Guarantor of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower or the respective Subsidiary Guarantor in connection with any such draw under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including any draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

Section 3.8. Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

Section 3.9. Existing Letters of Credit. For all purposes of this Agreement, each of the Existing Letters of Credit shall be deemed to have been issued by the Issuing Lender on the Restatement Closing Date pursuant to the provisions of this Agreement and shall be subject to, and governed by, all terms and conditions of this Agreement, including without limitation, Sections 3.3 and 3.4, on and after the Restatement Closing Date.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make Loans and issue or participate in Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

Section 4.1. Financial Condition. The consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 31, 2011 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by KPMG LLP copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). The unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at

March 31, 2012 and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, have been prepared in accordance with GAAP (except as permitted by Form 10-Q under the Securities and Exchange Act of 1934, as amended) applied consistently throughout the periods involved, and present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments). Neither the Parent nor any of its consolidated Subsidiaries had, at March 31, 2012, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from March 31, 2012 to and including the Restatement Closing Date, there has been no sale, transfer or other disposition by the Parent or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Parent and its consolidated Subsidiaries at March 31, 2012.

Section 4.2. No Change. Since December 31, 2011 (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) except as permitted by Section 7.8 of this Agreement or Section 7.8 of the Existing Credit Agreement, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower or the Parent nor has any of the Capital Stock of the Borrower or the Parent been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

Section 4.3. Corporate Existence; Compliance with Law. Each of the Parent and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization under the name (as of the date hereof) set forth in its respective signature line hereto, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4. Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other applicable organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, and has taken all corporate or other applicable organizational action necessary to be taken by it to authorize the execution, delivery and performance of the Loan Documents to which it is a party and in the case of the Borrower, to authorize the Borrowings on the terms and conditions of this Agreement, the Applications and the other Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be made or obtained by the Borrower or any other Loan Party in connection with the Borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Documents, except (a) consents and filings which will have been obtained or made and will be in full force and effect on the Restatement Closing Date and (b) such consents and filings which, individually or in the aggregate, if not obtained, could not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and, as of the Restatement Closing Date, each other Loan Document will be, duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.5. No Legal Bar. The execution, delivery and performance of the Loan Documents, the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Parent or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (it being understood that the use of the proceeds of the Borrowings to provide a portion of the funds necessary to purchase any asset with respect to which the remainder of the purchase price is financed by Indebtedness permitted under Sections 7.2(c), 7.2(e) or 7.2(r) that is secured by a Lien on such asset permitted by Sections 7.3(g) or 7.3(h) does not constitute the use of the proceeds of a Borrowing resulting in the creation or imposition of any Lien for purposes of this Section).

Section 4.6. No Material Litigation. Except as may be disclosed in the Parent’s report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2012, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Parent or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

Section 4.7. No Default. Neither the Parent nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.8. Ownership of Property; Liens. Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

Section 4.9. Intellectual Property. The Parent and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim except for any such claim which could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Parent and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.10. No Burdensome Restrictions. No Requirement of Law (but excluding, solely for purposes of this Section 4.10, laws, treaties, rules or regulations applicable generally to businesses of the types conducted by the Parent and its Subsidiaries) or Contractual Obligation of the Parent or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

Section 4.11. Taxes. Each of the Parent and its Subsidiaries has filed or caused to be filed all Federal income and other material tax returns which, to the knowledge of the Parent or the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments (of which notice has been received by it) made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Parent or the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.12. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the regulations of such Board of Governors.

Section 4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 431 of the Code or Section 304 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, no Plan has failed to satisfy the minimum funding standard applicable to such Single Employer Plan (as determined pursuant to Section 412 of the Code and Section 302 of ERISA) for any plan year during such period, and each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred other than a standard termination pursuant to Section 4041(b) of ERISA, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, which (in the aggregate with the liabilities which have been incurred with respect to all such withdrawals which have occurred since the Restatement Closing Date) would exceed $10,000,000. No such Multiemployer Plan is in Reorganization or Insolvent. Neither the Borrower nor any Commonly Controlled Entity has or could have any obligation to contribute to, or any liability with respect to, any Plan, program or arrangement providing for post-retirement welfare benefits, except as may be required pursuant to Section 4980B of the Code or Section 601 of ERISA.

Section 4.14. Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

Section 4.15. Subsidiaries. The Subsidiaries listed on Schedule 4.15 hereto constitute all the Subsidiaries of the Borrower and the Parent at the date hereof.

Section 4.16. Purpose of Loans. The proceeds of the Revolving Credit Borrowings shall be used by the Borrower to repay certain indebtedness outstanding under the Existing Credit Agreement and to provide funding for the general corporate purposes of the Borrower and the Subsidiary Guarantors, including working capital.

Section 4.17. Environmental Matters. To the knowledge of the Borrower, each of the representations and warranties set forth in paragraphs (a) through (f) of this Section is true and correct, except to the extent that such failures to be so true and correct are disclosed in Schedule 4.17 hereto:

(a) The facilities and properties owned, leased or operated by the Parent or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(b) The Properties and all operations at the Properties are in compliance, and have in the last 5 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Parent or any of its Subsidiaries (the “Business”) which could reasonably be expected to materially interfere with the continued operation of, or materially impair the fair saleable value of, the Properties taken as a whole.

(c) Neither the Parent nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Parent or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent or the Borrower, threatened, under any Environmental Law to which the Parent or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a material Environmental Amount.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Parent or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Conditions to Effectiveness. The effectiveness of the amendment and restatement of the Existing Credit Agreement as provided in this Agreement, and the obligations of the Lenders to make any Loans or issue or extend any Letters of Credit on and after the Restatement Closing Date, are subject to the satisfaction, as of the Restatement Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by duly authorized officers of the Borrower, the Parent, and the Subsidiary Guarantors, with a counterpart for each Lender, (ii) each of the Notes in favor of the various Lenders requesting the same, executed and delivered by a duly authorized officer of the Borrower, with one original of each Note, and (iii) each of the Guarantees, executed and delivered by duly authorized officers of the parties thereto, with a counterpart or a conformed copy for each Lender.

(b) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Restatement Closing Date, substantially in the form of Exhibit D, executed by the President or any Vice President of the Borrower.

(c) Corporate Proceedings of the Borrower. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (ii) the Borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Restatement Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(d) Borrower Incumbency Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Restatement Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(e) Corporate Proceedings of the Parent. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Parent is a party, certified by the Secretary or an Assistant Secretary of the Parent as of the Restatement Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f) Parent Incumbency Certificate. The Administrative Agent shall have received a certificate of the Parent, dated the Restatement Closing Date, as to the incumbency and signature of the officers of the Parent executing this Agreement and any other Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Parent.

(g) Corporate or Other Organizational Proceedings of Subsidiary Guarantors. The Administrative Agent shall have received a copy of the resolutions or consents, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other managing board or comparable body of each Subsidiary Guarantor authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary or other authorized representatives of each such Subsidiary Guarantor as of the Restatement Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions or consents, as applicable, thereby certified have not been amended, modified, revoked or rescinded.

(h) Subsidiary Guarantor Incumbency Certificates. The Administrative Agent shall have received a certificate of each Subsidiary Guarantor, dated the Restatement Closing Date, as to the incumbency and signature of the officers or other authorized representatives of such Subsidiary Guarantors, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary or other authorized representatives of each such Subsidiary Guarantor.

(i) Corporate and Other Organizational Documents. The Administrative Agent shall have received true and complete copies of the certificate or articles of incorporation, by-laws, limited liability company or partnership agreement, or other organizational documents of each Loan Party, certified as of the Restatement Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary or other authorized representative of such Loan Party.

(j) Fees and Expenses. The Administrative Agent and the Lenders shall have received the fees and expenses to be received on the Restatement Closing Date as separately agreed between the Administrative Agent and the Borrower.

(k) Legal Opinions. The Administrative Agent shall have received executed legal opinions addressed to the Administrative Agent and the Lenders from the following counsel:

(i) Debevoise & Plimpton LLP, New York counsel to the Borrower and the other Loan Parties;

(ii) Michael Kneller, general counsel of the Borrower and the other Loan Parties;

(iii) Maples and Calder, Cayman Islands counsel to the Borrower and certain other Loan Parties; and

(iv) Richards, Layton & Finger, P.A., Delaware counsel to the Borrower and certain other Loan Parties.

Each such legal opinion shall cover such matters as to the respective Loan Parties and with respect to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(l) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to it as to the adequacy of the insurance program of the Loan Parties and that each Loan Party has obtained the insurance coverage required by Section 6.5 hereof.

(m) Existing Credit Agreement. All loans outstanding under the Existing Credit Agreement on the Restatement Closing Date prior to giving effect to this Agreement shall be reallocated among the Lenders as provided in Section 10.23, and all fees and other amounts accrued or payable by the Borrower under the Existing Credit Agreement as of the Restatement Closing Date (other than interest on Loans not otherwise then due and payable) shall have been paid in full as of the Restatement Closing Date.

(n) Financial Statements. The Borrower shall have delivered to the Administrative Agent and the Lenders, to the extent not publicly available, (i) the Parent’s audited annual financial statements for the fiscal years ended December 26, 2009, December 25, 2010, and December 31, 2011, (ii) the Parent’s unaudited quarterly financial statements for the fiscal quarter ended March 31, 2012, and (iii) consolidated financial projections for the Parent through the Parent’s 2017 fiscal year.

(o) Consents, etc. The Administrative Agent shall have received copies of any consents, approvals, authorizations, registrations, or filings required to be made or obtained by any of the Loan Parties in connection with the transactions contemplated by this Agreement.

For purposes of determining the satisfaction of the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, approved or be satisfied with each document or other matter required by this Section 5.1 to be accepted or approved by, or satisfactory to, the Lenders, unless an officer of the Administrative Agent responsible for the matters described in this Section 5.1 shall have received written notice from such Lender prior to the proposed Restatement Closing Date specifying such Lender’s objection thereto.

Section 5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any Loans, and of the Issuing Lender to issue, renew, extend or increase any Letter of Credit, on the Restatement Closing Date or on any subsequent date, is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made and/or Letters of Credit requested to be issued, increased or renewed on such date.

Each Borrowing and each issuance, renewal, extension or increase of a Letter of Credit by or for the account of the Borrower or any Subsidiary Guarantor hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan or issuance, renewal, extension or increase of such Letter of Credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI. AFFIRMATIVE COVENANTS

Each of the Parent and the Borrower hereby agrees that, so long as any Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding, or any Loan, L/C Obligations or any other amount is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder, the Parent and the Borrower shall and, in the case of the agreements set forth in Sections 6.3, 6.4, 6.5, 6.6 and 6.8, shall cause each of its Subsidiaries to:

Section 6.1. Financial Statements. Furnish to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet and the related consolidating balance sheet information, to be provided on a combined basis for the Guarantors and for the Subsidiaries that are not Guarantors of the Parent and its consolidated Subsidiaries as at the end of such year, and the related consolidated statements of income, changes in shareholders equity, and cash flows for such year and the related consolidating information for such statements of income and cash flows for such year, to be provided on a combined basis for the Guarantors and for the Subsidiaries that are not Guarantors, setting forth in the case of the consolidated balance sheets and the consolidated statements of income, changes in shareholders equity and cash flows, comparative figures for the previous year, reported on, in the case of the consolidated financial statements, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, a copy of the unaudited consolidated balance sheet and the related consolidating balance sheet information, to be provided on a combined basis for the Guarantors and for the Subsidiaries that are not Guarantors of the Parent and its consolidated Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income, changes in shareholders equity, and cash flows of the Parent and its consolidated Subsidiaries for such quarter and the related consolidating information for such statements of income and cash flows for such year, to be provided on a combined basis for the Guarantors and for the Subsidiaries that are not Guarantors and the portion of the fiscal year through the end of such quarter, setting forth in the case of the consolidated balance sheets and consolidated statements of income and cash flows, comparative figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all of which financial statements and related information shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), such financial statements need not contain footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). The parties to this Agreement acknowledge that the Parent’s public filing of its consolidated financial statements described in paragraphs (a) and (b) above with the SEC on Forms 10-K and 10-Q, as applicable, shall satisfy the requirements of this Section 6.1 with respect to the furnishing of such consolidated financial statements, and shall be deemed to have been furnished on the date such consolidated financial statements have been posted on the SEC website and are publicly accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto.

Section 6.2. Certificates; Other Information. Furnish to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) or the public filing by the Parent of Forms 10-K and 10-Q with the SEC, a certificate of a Responsible Officer stating that, to the best of such Officer’s knowledge, each of the Parent and the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and setting forth in reasonable detail computations of compliance with the provisions of Section 7.1 (including, without limitation, any reconciliation of such financial statements with generally accepted accounting principles as utilized in preparing the audited financial statements delivered pursuant to the first sentence of Section 4.1);

(b) within five days after the same are sent, copies of all financial statements and reports which the Parent or the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Parent or the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority (with the Parent’s public filing of such financial statements and reports with the SEC satisfying the requirements of this Section 6.2(b) with respect to the furnishing of such financial statements and reports, and shall be deemed to have been furnished on the date such filing has been made and posted on the SEC website and publicly accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto); and

(c) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

Section 6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent or its Subsidiaries, as the case may be.

Section 6.4. Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it (except that the Insurance Subsidiary shall be permitted to engage in the Insurance Subsidiary Business, Parent, the Borrower, the Subsidiaries and the Receivables SPV shall be permitted to engage in Permitted Receivables Transactions and the Borrower and its Subsidiaries, including the Operator Financing Subsidiary and the Financing Vehicle, as the case may be, shall be permitted to engage in the Operator Financing Program and the various other activities related thereto, in each case, subject to the applicable terms and conditions of Article VII) and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.5; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 6.5. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts (not less than $35,000,000 per occurrence in the case of comprehensive general liability and automobile liability) and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, including, without limitation, insurance covering comprehensive general liability, automobile liability, workers’ compensation claims and employer’s liability, provided that the Parent, the Borrower and any Subsidiary may self-insure against any risk required to be insured pursuant to this Section 6.5 in an aggregate amount of up to $10,000,000 per occurrence and provided further that in the event that the Parent or any of its Subsidiaries self-insures against any risks required to be insured against pursuant to this Section 6.5 in an aggregate amount in excess of $10,000,000 per occurrence, such self-insurance shall be in amounts satisfactory to the Administrative Agent; and furnish to each Lender, upon written request, full information as to the insurance carried.

Section 6.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent (acting on its own or at the request of any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with its independent certified public accountants.

Section 6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any material Contractual Obligation of the Parent or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, which in the case of clause (i) or (ii) immediately above, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Parent or any of its Subsidiaries in which (i) the amount involved is $10,000,000 or more and not covered by insurance or (ii) injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Parent or the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan; a failure to make any required contribution to a Plan which failure is sufficient to result in the imposition of a Lien on any property of the Borrower pursuant to Section 303(k) of ERISA or Section 430(k) of the Code, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan or Multiemployer Plan other than a standard termination pursuant to Section 4041(b) of ERISA; and

(e) any development or event which could reasonably be expected by the Parent or any of its Subsidiaries to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

Section 6.8. Environmental Laws.

(a) Comply with, and ensure compliance by all tenants, subtenants, agents and subcontractors, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants, subtenants, agents and subcontractors obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

Section 6.9. Additional Subsidiaries. Cause each Subsidiary (other than any Receivables SPV) created after the Restatement Closing Date and into which the Loan Parties have made Investments equal to or greater than $5,000,000 in the aggregate, to promptly execute a supplement pursuant to which such Subsidiary becomes a party to the Subsidiaries Guarantee. Notwithstanding the foregoing, no such supplement shall be required to be executed by any Foreign Subsidiary where the Guarantee Obligations of such Foreign Subsidiary arising under the Subsidiaries Guarantee would, in the reasonable judgment of the Borrower, have adverse tax consequences to the Borrower or the Parent; provided, however, that in lieu of providing such supplement, the relevant Loan Party shall promptly execute and deliver to the Administrative Agent a Pledge Agreement pursuant to which such Loan Party shall grant to the Administrative Agent, for the benefit of the Lenders, a first-priority, perfected pledge and security interest in all voting and non-voting Capital Stock (or, to the extent such pledge and security interest in respect of all such Capital Stock would, in the reasonable judgment of the Borrower, have adverse tax consequences to the Borrower or the Parent, then such pledge and security interest shall be limited to the maximum percentage of voting and/or nonvoting Capital Stock that would not result in such adverse tax consequences) held by such Loan Party in any Foreign Subsidiary created after the Restatement Closing Date and into which the Loan Parties have made Investments equal to or greater than $5,000,000 in the aggregate. Any such supplement or Pledge Agreement shall be accompanied by evidence of organizational authorization for the execution and delivery thereof, and opinions of counsel for the respective Loan Parties that are parties thereto with respect to the authorization, execution, and enforceability thereof, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII. NEGATIVE COVENANTS

Each of the Parent and the Borrower hereby agrees that, so long as any Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding, or any Loans, L/C Obligations or other amounts are owing to any Lender, the Issuing Lender, or the Administrative Agent hereunder, each of the Parent and the Borrower shall not, and shall not permit any of its Subsidiaries (other than in the case of Section 7.8) to, directly or indirectly:

Section 7.1. Financial Condition Covenants.

(a) Total Indebtedness to Consolidated EBITDA. Permit the ratio (the “Leverage Ratio”) of (i) Total Indebtedness as of the last day of any fiscal quarter of the Parent, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent then ended, to be greater than 3.00 to 1.00.

(b) Fixed Charge Coverage. Permit as of the last day of any fiscal quarter of the Parent, the ratio (the “Fixed Charge Coverage Ratio”) of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended, minus the amount of expenditures during such period in respect of the purchase or other acquisition of fixed or capital assets that are not made with Indebtedness described in Section 7.2(c) to (ii) the sum of Consolidated Interest Expense for such period, plus all principal installments due during such period with respect to Financing Leases, to be less than 2.00 to 1.00.

Section 7.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Parent and any of its Subsidiaries under this Agreement and the other Loan Documents;

(b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance any acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise); provided that, the principal amount of such Indebtedness does not exceed the aggregate purchase price of such property at the time it was acquired, and renewals, extensions and refinancings of such Indebtedness, provided that the amount of such Indebtedness outstanding at the time of such renewal, extension or refinancing is not increased;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2 and renewals, extensions and refinancings thereof; provided that, the amount of such Indebtedness outstanding at the time of such renewal, extension or refinancing is not increased;

(e) Indebtedness of a Person that becomes a Subsidiary of the Borrower after the date hereof, Indebtedness secured by property or assets acquired by any Subsidiary after the date hereof, Indebtedness assumed in connection with acquisitions of assets permitted by Section 7.10(g) and any Indebtedness incurred to refinance any such Indebtedness previously referred to in this Section 7.2(e); provided that, (i) such Indebtedness existed at the time such Person became a Subsidiary or such property or assets were acquired, as the case may be, and was not created in anticipation thereof or such Indebtedness is created to refinance any such existing Indebtedness and does not increase the outstanding principal amount thereof, (ii) any such refinanced Indebtedness is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower), (iii) the other terms and conditions of any such refinanced Indebtedness referred to in this paragraph, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower); provided that, nothing in this Section 7.2(e) shall be deemed to prevent such Indebtedness from being secured by Liens permitted by Section 7.3(g), and (iv) immediately after giving effect to the acquisition of such Person, property or assets or such refinancing, as the case may be, no Default or Event of Default shall have occurred and be continuing;

(f) Indebtedness of the Parent, the Borrower or any Subsidiary under any Interest Rate Protection Agreement, Commodity Price Protection Agreement or Exchange Rate Protection Agreement permitted pursuant to Section 7.10;

(g) Indebtedness of the Parent to the Borrower or any of its Subsidiaries incurred to purchase, repurchase, redeem or retire the Parent’s Capital Stock, which Indebtedness is incurred when no Default or Event of Default has occurred and is continuing or would result therefrom and such purchase, repurchase, redemption or retirement is made in compliance with Section 7.8(h);

(h) so long as no Default or Event of Default shall have occurred and be continuing, Indebtedness of the Parent to the Borrower or any of its Subsidiaries incurred to cover reasonable and necessary expenses incurred by the Parent in connection with registration, public offerings and exchange listing of securities;

(i) Indebtedness of the Parent to the Borrower and its Subsidiaries in an amount sufficient to pay tax liabilities of the Parent which are paid in cash by the Parent to any taxing authority and which are franchise tax liabilities or other tax liabilities required to be paid to maintain its existence or which are attributable to income, business, properties or activities of, or distribution of earnings by, the Parent or its Subsidiaries; provided that, the Parent shall repay such Indebtedness upon receipt of any refunds of such tax payments in an amount equal to such refunds;

(j) Indebtedness of the Parent to the Borrower and its Subsidiaries (in addition to Indebtedness otherwise permitted by this Section 7.2) incurred to pay expenses in the ordinary course of business;

(k) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay premiums to insurance companies for directors’ and officers’ insurance with respect to the Parent;

(l) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay for the printing and distribution of financial reports of the Parent, proxy solicitations and other communications with shareholders of the Parent and for filings with the Securities and Exchange Commission and costs directly related to the annual meeting of shareholders of the Parent;

(m) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay directors’ fees and expenses to directors of the Parent;

(n) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay fees owed by the Parent to its transfer agent;

(o) Indebtedness of the Parent to the Borrower and its Subsidiaries, the proceeds of which are used to pay fees to the Parent’s independent auditors, tax advisors and outside attorneys in the ordinary course of business;

(p) Indebtedness incurred to exercise purchase options under leases (other than Financing Leases and Short Term Leases) for tractors, trailers and related equipment which leases are assumed or acquired subsequent to the Restatement Closing Date in connection with Permitted Acquisitions; provided that, (i) such Indebtedness is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower), (ii) the other terms and conditions of such Indebtedness, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower); provided that, nothing in this clause shall be deemed to prevent such Indebtedness from being secured by Liens permitted by Section 7.3(h), and (iii) immediately after giving effect to the exercise of such purchase option, no Default or Event of Default shall have occurred and be continuing;

(q) Account Receivable Indebtedness of the Parent or any of its Subsidiaries not exceeding $75,000,000 in an aggregate principal amount at any one time outstanding;

(r) Indebtedness of any Receivables SPV arising out of any investment in such Receivables SPV made by the Parent, the Borrower or any Subsidiary of the Borrower in accordance with Section 7.10(q);

(s) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party incurred in connection with a loan, advance or investment permitted by Section 7.10(r);

(t) Indebtedness of the Insurance Subsidiary with respect to letters of credit issued for its account and secured by Liens as permitted in Section 7.3(k);

(u) Guarantee Obligations constituting Indebtedness that are otherwise permitted in Section 7.4;

(v) Indebtedness in the form of lease liabilities under sale and leaseback transactions permitted by Section 7.13; and

(w) Outstanding Permitted Line of Credit Indebtedness, Permitted Specified Additional Debt, and other unsecured (or, to the extent permitted by Section 7.3(m), secured) Indebtedness of the Parent or any of its Subsidiaries not described in clauses (a) through (v) above; provided that, after giving effect to any such Indebtedness pursuant to this clause (w), the Borrower shall be in compliance, on a pro forma basis, with the Leverage Ratio specified in Section 7.1(a) (calculated as at the end of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Section 6.1 as if such Indebtedness had been incurred on the first day of the four fiscal quarter period ended with such most recently ended fiscal quarter).

Section 7.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay could not reasonably be expected to have a Material Adverse Effect, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’ warehousemen’s, mechanics’ materialmen’s, repairmen’s, supplier’s, or other Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

(f) Liens in existence on the date hereof listed on Schedule 7.3, securing Indebtedness permitted by Section 7.2(d); provided that, no such Lien is spread to cover any additional property after the Restatement Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(c) incurred to finance or refinance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition or refinancing of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the aggregate purchase price of such property at the time it was acquired;

(h) Liens securing Indebtedness permitted by Sections 7.2(e) and (p) on the property or assets of a corporation which becomes a Subsidiary after the date hereof, on property or assets acquired by any Subsidiary after the date hereof, on assets acquired as permitted by Section 7.10(g) and on assets previously the subject of leases referred to in Section 7.2(p); provided that, (i) such Liens existed at the time such corporation became a Subsidiary or such property or assets were acquired, as the case may be, and were not created in anticipation thereof or, as the case may be, are created at the time such Indebtedness is assumed or created, (ii) no such Lien is spread to cover any additional property or assets, and (iii) the amount of Indebtedness secured thereby is not increased;

(i) Liens of landlords or of mortgagees of landlords arising solely by operation of law, on fixtures located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not yet due;

(j) any attachment, judgment or similar Lien, unless the writ or judgment or other process it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(k) Liens on the property or assets of the Insurance Subsidiary securing the payment of claims in the aggregate amount of not more than $75,000,000;

(l) Liens securing Account Receivable Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(q); provided that, such Liens attach only to the accounts receivable that are the subject of such Indebtedness and to the stock of the Receivables SPV; and

(m) Liens securing any Indebtedness permitted by Section 7.2(w) in an aggregate amount not to exceed $175,000,000; provided that, pari passu Liens on the assets subject thereto are also created to secure the obligations and liabilities of the Loan Parties hereunder and under the other Loan Documents, so that such Indebtedness is secured equally and ratably with the Loans, the L/C Obligations, and other obligations and liabilities of the Loan Parties under this Agreement and the other Loan Documents.

Section 7.4. Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a) Guarantee Obligations in existence on the date hereof and listed on Schedule 7.4;

(b) the Guarantees and Reimbursement Obligations;

(c) Guarantee Obligations entered into in the ordinary course of business of any obligations (including Financing Leases and operating leases) of the Borrower or any Subsidiary Guarantor;

(d) Guarantee Obligations of the Borrower and any of its Subsidiaries of loans or advances to employees for moving, relocation, travel and entertainment expenses, drawing accounts and similar expenditures made in the ordinary course of business and in an aggregate amount not exceeding, when added to loans and advances at any time outstanding pursuant to Section 7.10(c), $11,000,000 outstanding at such time;

(e) Guarantee Obligations in respect of Interest Rate Protection Agreements, Commodities Price Protection Agreements and Exchange Rate Protection Agreements to the extent permitted pursuant to Section 7.10;

(f) Guarantee Obligations of the Parent, the Borrower or any Subsidiary of the Parent in respect of loans made pursuant to the Operator Financing Program; provided that, such Guarantee Obligations do not, in the aggregate, exceed $55,000,000 at any one time outstanding;

(g) Guarantee Obligations of the Parent of the performance of obligations of the Borrower or any of its Subsidiaries under Contractual Obligations in existence at the time of any Permitted Acquisition and not created in anticipation thereof under which the Borrower or such Subsidiary becomes obligated as a result of such Permitted Acquisition;

(h) Guarantee Obligations relating to obligations of any kind of the Borrower, the Parent, or any of the Parent’s Subsidiaries that are not prohibited by this Agreement;

(i) Guarantee Obligations of the Insurance Subsidiary relating to letters of credit issued for the payment of insurance claims; and

(j) other Guarantee Obligations incurred after the Restatement Closing Date in an aggregate amount not to exceed $11,000,000 at any one time outstanding.

Section 7.5. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation and provided, further, that if any of such Subsidiaries is a Subsidiary Guarantor, the surviving corporation shall be a Subsidiary Guarantor);

(b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower; and

(c) the Parent may be merged or consolidated with or into the Borrower or the Borrower may be merged or consolidated with or into the Parent (provided that if the Parent shall be the continuing or surviving corporation, it shall have assumed all of the Borrower’s obligations hereunder pursuant to an agreement satisfactory in form and substance to the Administrative Agent).

Section 7.6. Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

(a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale or other disposition of any property in the ordinary course of business, provided that (other than inventory and other than dispositions permitted by Section 7.6(a) or (d)) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed 10% of Consolidated Total Assets of the Borrower and its Subsidiaries as at the beginning of such twelve-month period;

(c) the sale of inventory in the ordinary course of business;

(d) the sale or discount without recourse of accounts receivable which are overdue for more than 60 days arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) as permitted by Section 7.5(b);

(f) the sale, lease, assignment, transfer or other disposition of accounts receivable in connection with any Account Receivable Indebtedness permitted pursuant to Section 7.2(q);

(g) the sale (without recourse to the Operator Financing Subsidiary or the Financing Vehicle, as the case may be) of loans made pursuant to the Operator Financing Program by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, to Persons other than the Parent and its Subsidiaries or to the Insurance Subsidiary or the Offshore Joint Venture to the extent (and only to the extent) such purchase by the Insurance Subsidiary or the Offshore Joint Venture, as the case may be, would constitute a Permitted Insurance Company Investment;

(h) the sale of the real property referred to in clause (ii) to the proviso to Section 7.13; and

(i) the sale and leaseback of all, or any portion, of the real and personal property of the Borrower and its Subsidiaries referred to in clauses (i) and (ii) of Section 7.13.

Section 7.7. Limitation on Leases. Permit (a) Consolidated Lease Expense (other than under leases for tractors, trailers, containers and related equipment) for any fiscal year of the Borrower to exceed $44,000,000 or (b) Consolidated Lease Expense with respect to Short Term Leases in any fiscal year of the Borrower to exceed $44,000,000.

Section 7.8. Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or the Parent) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or the Parent, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, the Borrower or any Subsidiary except that:

(a) the Borrower may pay cash dividends to the Parent in an amount sufficient to pay tax liabilities of the Parent which are paid in cash by the Parent to any taxing authority and which are franchise tax liabilities or other tax liabilities required to be paid to maintain its existence or which are attributable to income, business, properties or activities of or distribution of earnings by, the Parent or its Subsidiaries; provided that, the Parent shall contribute to the Borrower the amount of any refunds of such tax payments upon receipt thereof;

(b) the Borrower may pay cash dividends to the Parent to enable the Parent to pay premiums to insurance companies for directors’ and officers’ insurance with respect to the Parent;

(c) the Borrower may pay cash dividends to the Parent to enable the Parent to pay for the printing and distribution of financial reports of the Parent, proxy solicitations and other communications with shareholders of the Parent and for filings with the Securities and Exchange Commission and costs directly related to the annual meeting of shareholders of the Parent;

(d) the Borrower may pay cash dividends to the Parent to enable the Parent to pay directors’ fees and expenses to directors of the Parent;

(e) the Borrower may pay cash dividends to the Parent to enable the Parent to pay fees owed by the Parent to its transfer agent;

(f) the Borrower may pay cash dividends to the Parent to pay fees to the Parent’s independent auditors, tax advisors and outside attorneys in the ordinary course of business;

(g) the Borrower may pay cash dividends to the Parent to pay obligations of the Parent incurred under any Interest Rate Protection Agreement or Commodity Price Protection Agreement permitted pursuant to Section 7.10(l); and

(h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase, repurchase, redeem or retire any share of its Capital Stock and/or pay cash dividends to the Parent in addition to the cash dividends described in the preceding clauses (a) through (g), and the Parent may purchase, repurchase, redeem or retire any share of its Capital Stock and/or pay cash dividends to its shareholders; provided that, if after giving effect to any payments to be made in any fiscal quarter of the Parent to effect such purchase, repurchase, redemption or retirement of shares of Capital Stock, and/or payments of cash dividends, pursuant to this clause (h), the Leverage Ratio would be greater than 2.50 to 1.00 on a pro forma basis as at the end of the most recently ended Fiscal Quarter of the Parent for which financial statements have been delivered pursuant to Section 6.1, then the aggregate of all such payments that may be made in such fiscal quarter, when taken together with all such payments made in the three immediately preceding fiscal quarters, shall not exceed an amount equal to fifteen percent (15%) of Consolidated Net Worth (as at the end of the then most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1).

Section 7.9. [Reserved].

Section 7.10. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents, investments by the Insurance Subsidiary in Permitted Insurance Company Investments and investments by the Offshore Joint Venture in Permitted Insurance Company Investments;

(c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed, when added to Guarantee Obligations at any time outstanding pursuant to Section 7.4(d), $11,000,000 outstanding at such time;

(d) investments by the Parent in the Borrower or any Subsidiary Guarantor, investments by the Borrower in any Subsidiary Guarantor and investments by any Subsidiary in the Borrower or in any Subsidiary Guarantor;

(e) investments, loans and advances (including compensation advances, advances for plating and permitting, and short term loans, but excluding those permitted by Section 7.10(l)) to any independent contractor, including any sales agents or business capacity owners, performing services for Parent or any of its Subsidiaries not to exceed $40,000,000 in the aggregate for the Parent and its Subsidiaries at any time outstanding and maturing not later than ten years after the incurrence thereof (it being understood that the repayment thereof may be forgiven if certain performance targets or other specified conditions are met by the relevant contractor);

(f) short term loans and advances (excluding those permitted by Section 7.10(1)), including driver trip advances, to any independent contractor, including any sales agent, business capacity owner or brokerage carrier performing services for it made in the ordinary course of business that do not exceed the projected revenues to be paid to such independent contractor within two months of such loans or advances, and in the case of loans, which mature not later than two months after the making of such loans;

(g) any acquisition of all or a portion of the assets or Capital Stock of any Person that constitutes a business engaged primarily in the same business in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or a business that is directly related thereto; provided that, (i) neither the Borrower nor any Subsidiary shall make an offer to purchase more than 10% of the Capital Stock of such Person in connection with any such acquisition unless such transaction has been approved by a majority of the board of directors of such Person (or such offer is made subject to approval by a majority of the board of directors) or such transaction has been approved by all of the Lenders; (ii) the requirements of Section 7.1 would be satisfied by the Parent and its Subsidiaries on a pro forma combined basis as at the end of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Section 6.1 if each such acquisition had been completed on or prior to the first day of the four fiscal quarter period ended with such most recently ended fiscal quarter (excluding in such pro forma calculation any extraordinary or non-recurring items related to such acquisition); and (iii) if after giving effect to such acquisition, the Leverage Ratio would be greater than 2.50 to 1.00 on a pro forma combined basis (calculated in a manner consistent with that provided in the preceding clause (ii)), then the purchase price (including the amount of any deferred purchase price, and all amounts applied within one year of the consummation of such acquisitions to the refinancing of any Financing Leases to which such assets or Persons are subject on the respective dates of consummation of such acquisitions, other than Indebtedness so applied to such refinancing) paid for all such acquisitions shall not exceed $75,000,000 in the aggregate in all fiscal quarters during which such greater Leverage Ratio exists;

(h) investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, do not exceed $11,000,000 at any time outstanding;

(i) investments by the Borrower or any of its Subsidiaries in Commodity Price Protection Agreements, Exchange Rate Protection Agreements, and Interest Rate Protection Agreements; provided that, such investments in such Commodity Price Protection Agreements are made solely for the purpose of hedging purchase prices of fuel and not for speculation;

(j) investments of the Borrower or any Subsidiary in the Parent that constitute Indebtedness of the Parent pursuant to paragraphs (g) though (o) of Section 7.2.

(k) investments, loans and advances by the Borrower in an amount not to exceed $11,000,000 in the aggregate in partnerships, limited liability companies, and other business organizations that do not constitute Subsidiaries or joint ventures in which the Parent, the Borrower, or any of their Subsidiaries is a participant;

(l) investments, loans and/or advances by the Borrower in or to the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, in an aggregate amount not to exceed $11,000,000 at any one time outstanding, the proceeds of which shall be used by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, to make loans to independent contractors pursuant to the Operator Financing Program;

(m) loans by the Operator Financing Subsidiary or the Financing Vehicle, as the case may be, to independent contractors to finance such contractor’s acquisition of tractors, trailers, and related transportation equipment;

(n) other investments not to exceed $5,500,000 at any one time outstanding;

(o) loans to its employees for the purpose of exercising employee stock options to purchase common stock of the Parent, which loans may be non-recourse;

(p) loans to its employees to purchase common stock of the Parent, which loans may be non-recourse, provided all such loans may not exceed $5,500,000 at any one time outstanding;

(q) the formation and funding of Receivables SPVs to engage in Permitted Receivables Transactions including, without limitation, investments in and loans to any Receivables SPVs in connection with a Permitted Receivables Transaction, provided that the Receivables SPV shall not have cash in excess of $5,500,000 for more than a 30 day period at any time; and

(r) loans or advances to, or other investments in, Subsidiaries that are not Loan Parties and to joint ventures in which the Parent, the Borrower or any of their Subsidiaries is a participant; provided that, all such loans, advances, or other investments may not exceed $55,000,000 at any one time outstanding.

Section 7.11. Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption of any Indebtedness (other than (i) the Loans, (ii) Indebtedness incurred pursuant to Section 7.2(c), (iii) Financing Leases that are refinanced with Indebtedness incurred pursuant to Section 7.2(c)) and (iv) any Account Receivable Indebtedness permitted pursuant to Section 7.2(q)), or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

Section 7.12. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Parent, the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Parent’s, the Borrower’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 7.13. Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except with respect to any such transactions which shall not have an aggregate fair market value in excess of $20,000,000 during the term of this Agreement; provided, however, that, in addition to the foregoing the Borrower may enter into such arrangements with respect to (i) the facility in Rockford, IL, for aggregate consideration of up to $10,000,000, (ii) the headquarters facility in Jacksonville, Florida, for aggregate consideration of up to $30,000,000 and (iii) real and personal property located or to be constructed adjacent to such headquarters facility, as identified by the Borrower to the Administrative Agent prior to the date hereof, for aggregate consideration of $30,000,000.

Section 7.14. Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower or the Parent to end on a day other than the last Saturday in December or the last day of the calendar year.

Section 7.15. Limitation on Negative Pledge Clauses.

(a) Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (A) this Agreement, (B) any such agreement with respect to (i) any Account Receivable Indebtedness permitted pursuant to Section 7.2(q), (ii) any industrial revenue bonds, (iii) any purchase money mortgages and (iv) any Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall be effective only against the assets financed thereby) and (C) any such agreement in respect of Permitted Specified Additional Debt or Outstanding Permitted Line of Credit Indebtedness, as the case may be, but only to the extent that such Indebtedness is permitted pursuant to Section 7.2 and such agreements comply with Section 7.15(b); or

(b) enter into any agreement with respect to Permitted Specified Additional Debt or Outstanding Permitted Line of Credit Indebtedness, as the case may be, that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the obligations of the Borrower to the Administrative Agent or any Lender hereunder or under the other Loan Documents (including, without limitation, any advances or extensions of credit made hereunder prior to or subsequent to the creation of such Lien) or to secure any Loan Party’s obligations to the Administrative Agent or any Lender under any Loan Document to which it is a party; provided that, the Borrower may enter into any such agreement which would permit any such Lien but only to the extent that the Permitted Specified Additional Debt and/or Outstanding Permitted Line of Credit Indebtedness, as the case may be, will be equally and ratably secured with any and all other obligations which are secured in connection with the creation of such Lien.

Section 7.16. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto (including purchasing and selling of tractors, trailers, containers and related transportation equipment, operating the Operator Financing Program, warehousing, logistics, brokerage (including customs brokerage), freight forwarding (including by ocean shipment), common carriage, contract carriage, dispatching, transportation out-sourcing services, intermodal or air freight business, surface expedited business, consulting on transportation matters, freight under management, business process outsourcing, truck stops operated primarily to service vehicles operated by or for the Borrower and its Subsidiaries, advanced technology solutions, outsourced logistics, supply chain engineering and logistics center management); provided that, subject to the other provisions of this Agreement, the foregoing shall not prohibit the Borrower or any Subsidiary from entering into the partnership or joint venture permitted pursuant to Section 7.10(k); and provided, further, that the Insurance Subsidiary shall be permitted to engage in the Insurance Subsidiary Business, so long as (i) in the case of insurance for independent contractors, the premiums charged by the Insurance Subsidiary in connection therewith are consistent in all material respects with those prevailing in the industry for similar risks (based on the good faith judgment of the Insurance Subsidiary) and (ii) of the total insurance premiums received by the Insurance Subsidiary during any period of four consecutive fiscal quarters (inclusive of any reinsurance premiums), (A) no more than one-third of such total premiums may derive from insurance or reinsurance provided by the Insurance Subsidiary in reliance on clause (x) (b) of the definition of Insurance Subsidiary Business, (B) no more than one-third of such total premiums may derive from reinsurance provided by the Insurance Subsidiary in reliance on clause (y) of the definition of Insurance Subsidiary Business and (C) no more than one-half of such total premiums may derive from the sum of the premiums described in subclauses (A) and (B) above.

ARTICLE VIII. EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan or the Borrower shall fail to pay any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or the Borrower shall fail to pay any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 6.9 or Article VII of this Agreement, Section 10 of the Parent Guarantee (to the extent such Section incorporates by reference the covenants contained in Section 6.9 or Article VII hereof), Section 11 of the Subsidiaries Guarantee (to the extent such Section incorporates by reference the covenants contained in Section 6.9 or Article VII hereof) or Section 10 of the L/C Guarantee (to the extent such Section incorporates by reference the covenants contained in Section 6.9 or Article VII hereof); or

(d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) The Parent, the Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, the aggregate principal amount of which exceeds $25,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f) (i) The Parent, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall have failed to satisfy the minimum funding standard applicable to the Plan (as determined pursuant to Section 412 of the Code and Section 302 of ERISA) for a plan year, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur, or is reasonably likely to incur, any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Borrower, or any Commonly Controlled Entity to any tax, penalty or other liabilities in an aggregate amount in excess of $10,000,000; or

(h) One or more judgments or decrees shall be entered against the Parent, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert in writing; or

(j) (i) The Parent shall cease to own, free and clear of any Liens, 100% of the Capital Stock of the Borrower or (ii) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 25% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Parent or (B) shall obtain the power (whether or not exercised) to elect a majority of the Parent’s directors or (iii) the Board of Directors of the Parent shall not consist of a majority of Continuing Directors; as used in this paragraph “Continuing Directors” shall mean the directors of the Parent on the Restatement Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Parent is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, which shall be applied as set forth in Section 8.2, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, which shall be applied as set forth in Section 8.2, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 8.2. Cash Collateral.

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 8.1, or if Cash Collateral is required to be provided by the Borrower pursuant to Section 2.23, the Borrower shall forthwith pay in cash the amount required to be so prepaid or provided, to be held by the Administrative Agent, in its capacity as Collateral Agent, as provided in Section 8.2(b). The Borrower hereby grants to the Administrative Agent for the benefit of the Issuing Lenders, the Lenders (including the Swing Line Lender) and the Administrative Agent, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the L/C Obligations and other Collateralized Obligations, to be applied pursuant to Section 8.2(b). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Lenders (including the Swing Line Lender) and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the amount required hereunder, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such adverse claim or deficiency.

(b) All amounts prepaid or provided pursuant to Section 8.2(a) shall be held by the Administrative Agent, in its capacity as Collateral Agent, in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing, being collectively called the “Collateral Account”) as security for, and for application to, the Swing Line Loans and the Reimbursement Obligations under any Letter of Credit then or thereafter paid by any Issuing Lender, and, with respect to other amounts prepaid as required under Section 8.1, to the payment of the unpaid balance of any other Loans and all other due and unpaid Obligations (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, in its capacity as Collateral Agent, for the benefit of the Issuing Lenders, the Administrative Agent, and the Lenders (including the Swing Line Lender), as pledgee hereunder. If and when requested by the Borrower, the Collateral Agent shall invest and reinvest funds held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Borrower, provided that (i) interest earned on such investments shall accumulate as part of the Cash Collateral and be retained in the Collateral Account, (ii) other than interest earned on such investments, such Cash Collateral shall not otherwise bear interest, and (iii) the Collateral Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing from the Borrower to any Issuing Lender, the Administrative Agent, or any Lender (including the Swing Line Lender). With respect to amounts prepaid by the Borrower as required under Section 8.1, when and if (A) (i) the Borrower shall have made payment of all Collateralized Obligations then due and payable, and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Collateral Agent shall repay to the Borrower any remaining amounts and assets held in the Collateral Account, provided that if the Collateral Account is being released pursuant to clause (A) and any Letter of Credit then remains outstanding, the Borrower, prior to or contemporaneously with such release, shall make arrangements with respect to such outstanding Letters of Credit in the manner described in the first sentence of this Section 8.2(b). With respect to amounts provided by the Borrower pursuant to the Cash Collateralization requirements of Section 2.23, when and if the applicable Defaulting Lender’s L/C Exposure is no longer outstanding (including by the termination of the Defaulting Lender status of the applicable Lender as provided herein), then the Collateral Agent shall release and deliver to the Borrower (or other Person lawfully entitled thereto) such Cash Collateral amount or applicable portion thereof (after application of any such amounts as provided in Section 2.23) upon the written request of the Borrower. In addition, if the aggregate amount on deposit with the Collateral Agent representing amounts prepaid pursuant to Section 8.2(a) exceeds the Collateralized Obligations then existing, then the Collateral Agent shall release and deliver such excess amount to the Borrower (or other Person lawfully entitled thereto) upon the written request of the Borrower.

Section 8.3. Distribution and Application of Proceeds. After the occurrence of and during the continuance of an Event of Default, any payment to the Administrative Agent, any Issuing Lender, or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Administrative Agent, the Issuing Lenders, and all Lenders):

(a) First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Loan Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Lenders, or the Lenders under this Agreement or any other Loan Document;

(b) Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Issuing Lenders and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Loan Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Lenders under this Agreement or any other Loan Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Lender bears to the aggregate amount of the costs and expenses unpaid to all Lenders and the Issuing Lenders collectively, until all such fees, costs and expenses have been paid in full;

(c) Third, to the payment of any due and unpaid fees and commissions to the Administrative Agent or any Lender or Issuing Lender as provided by this Agreement or any other Loan Document, pro rata in the proportion in which the amount of such fees and commissions due and unpaid to the Administrative Agent and each Lender and Issuing Lender bears to the aggregate amount of the fees due and unpaid to the Administrative Agent and all Lenders and Issuing Lenders collectively, until all such fees have been paid in full;

(d) Fourth, to the payment of accrued and unpaid interest on the Loans (including the Swing Line Loans) or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or each Issuing Lender bears to the aggregate amount of such interest accrued and unpaid to all Lenders and the Issuing Lenders collectively, until all such accrued and unpaid interest has been paid in full;

(e) Fifth, to the payment of the outstanding due and payable principal amount of each of the Loans (including the Swing Line Loans) and the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 8.2(a) has not previously been complied with)), pro rata in the proportion in which the outstanding principal amount of such Loans and the amount of such outstanding Reimbursement Obligations owing to each Lender and Issuing Lender, together (if Section 8.2(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (if Section 8.2(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit. In the event that any such Letters of Credit, or any portions thereof, expire without being drawn, any Cash Collateral therefor shall not be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;

(f) Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, Issuing Lender and the Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g) Seventh, to the Borrower or as the Borrower may direct.

ARTICLE IX. THE ADMINISTRATIVE AGENT

Section 9.1. Appointment. Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes JPMCB, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents or attorneys-in-fact, and all such agents, sub-agents and attorneys-in-fact shall have and be entitled to all of the benefits and protections afforded to the Administrative Agent pursuant to the provisions of this Article IX. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall not be responsible for the negligence or misconduct of any agents, sub-agents, or attorneys in-fact selected by it with reasonable care.

Section 9.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, sub-agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

Section 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, sub-agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, sub-agents, attorneys-in-fact or Affiliates.

Section 9.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing (including, without limitation, any such amounts which the Borrower is obligated to pay to the Administrative Agent in its capacity as such pursuant to Section 10.5 if the Borrower has failed to pay such amounts when due); provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and nonappealable judgment rendered by a court of competent jurisdiction. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders, agreeing to become a successor agent, a successor agent for the Lenders, which successor agent shall be approved by the Borrower (except that no such approval shall be required if an Event of Default has occurred and is continuing at such time), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s sending of a notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective on the 30th day following the sending of such notice (except that in the case of Collateral (if any) held by the Administrative Agent on behalf of the Lenders or any Issuing Lender under any of the Loan Documents, the retiring Administrative Agent, in its capacity as Collateral Agent, shall continue to hold such Collateral until such time as the successor Administrative Agent is appointed), and the Lenders shall assume and perform all of the duties of the

Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding in respect of any Bankruptcy Event or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Parent) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal, interest and fees owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders (including the Swing Line Lender), the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of such Lenders, Issuing Lenders and the Administrative Agent and their respective agents and counsel) and all other amounts due such Lenders, Issuing Lenders and the Administrative Agent hereunder allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Section 9.11. Collateral and Guaranty Matters.

(a) The Lenders and Issuing Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Loans, Reimbursement Obligations and all other Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders or all Lenders, as the case may be; and

(ii) to release any Subsidiary Guarantor from its obligations under its Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty, pursuant to this Section 9.11(a).

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or the Issuing Lenders for any failure to monitor or maintain any portion of such Collateral.

ARTICLE X. MISCELLANEOUS

Section 10.1. Amendments and Waivers. Subject to Section 2.19(d), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders (receipt of which has been confirmed in writing by the Administrative Agent to the Borrower), the Administrative Agent may, from time to time, (a) enter into with the Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest, fee or commission payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Article IX without the written consent of the then Administrative Agent, (iv) release any Guarantor or any Collateral (except as expressly provided in Section 8.2(b) or 9.11(a)), without the written consent of each Lender, (v) amend, modify or waive any provision of Article III without the written consent of the then Issuing Lenders or (vi) amend, waive or modify any Loan Document so as to alter the ratable treatment of Specified Bank Product Obligations or Specified Hedge Agreement Obligations in a manner adverse to any Qualified Counterparty to which such Obligations are owing without the written consent of such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future Lenders or other holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 10.2. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally-recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Parent and the Administrative Agent, and as set forth in Schedule 1.1(A) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower or any Subsidiary Guarantor:	Landstar System Holdings, Inc. 13410 Sutton Park Drive South Jacksonville, Florida 32224 Attention: James B. Gattoni Telecopy: 904-390-1644

The Parent:	Landstar System, Inc. 13410 Sutton Park Drive South Jacksonville, Florida 32224 Attention: James B. Gattoni Telecopy: 904-390-1644

The Administrative Agent or the Issuing Lender:	JPMorgan Chase Bank, N.A. Loan & Agency Services 10 South Dearborn, Floor 7 Chicago, Illinois 60603-2003 Attention: Joyce King Telecopy: 888-292-9533

and with respect to any notices relating to Eurocurrency Borrowings
or Letters of Credit denominated in Foreign Currencies, with a copy to:	J.P. Morgan Europe Limited 9th Floor/9/1501L 125 London Wall London ECZY 5AJ United Kingdom Attention: Manager Loans and Agency, London Telecopy: +44 207 777 2360

provided that, any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.12 or 3.2 shall not be effective until received.

(b) Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II or Article III if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)	(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates, officers, directors, employees, or agents (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any other Loan Party provides or causes to be provided to the Administrative Agent or any Lender or Issuing Lender pursuant to any Loan Document or the transactions contemplated therein, which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section 10.2, including through the Platform.

(d) Any party hereto may change its address (including its e-mail address) or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 10.5. Payment of Expenses; Indemnity. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders (but excluding any transfer or similar taxes arising solely from the event of an assignment by a Lender under Section 10.6(b)), (c) to indemnify and hold each Lender and the Administrative Agent harmless from all liabilities with respect to, or resulting from any delay in paying, any Other Taxes which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents (but excluding any such Other Taxes arising solely from the event of an assignment by a Lender under Section 10.6(b)), and (d) to pay, indemnify, and hold each Lender and the Administrative Agent, together with their respective affiliates, officers, directors, employees, agents and advisors (collectively, the “Related Parties,” and together with the Lenders and the Administrative Agent, the “Indemnified Persons”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, the Parent, or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or other Indemnified Person with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of such Indemnified Person, as determined by a final, non-appealable judgment rendered by a court of competent jurisdiction, or (ii) legal proceedings commenced against the Administrative Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in Section 2.15 and in clause (c) above, the Borrower shall have no obligation under this Section 10.5 to the Administrative Agent or any Lender with respect to any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

Section 10.6. Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Loan Parties, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Loan Party may assign or transfer (other than in connection with a merger, liquidation or consolidation permitted by Section 7.5) any of its rights or obligations under this Agreement without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans and Reimbursement Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans and Reimbursement Obligations at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (i)(B) of this Section 10.6(b) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this Section 10.6(b), the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans and Reimbursement Obligations outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans and Reimbursement Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Reimbursement Obligations, and/or the Revolving Credit Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this Section 10.6(b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Issuing Lender shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (x) the Borrower, the Parent, or any of the Borrower’s or Parent’s Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, and each Lender (including the Swing Line Lender) hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the foregoing provisions, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, upon written notice to the Borrower but without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans and Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.7 with respect to any participation interests sold by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the proviso in Section 10.1 that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.14, 2.15, and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.14(c) and Section 2.18 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.9, 2.14 or 2.15 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant also agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans and other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disclosures to Transferees. The Borrower authorizes each Lender to disclose to any assignee pursuant to Section 10.6(b) or any Participant (each, a “Transferee”) and any prospective Transferee (subject to the provisions of Section 10.16 hereof) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower or the Administrative Agent pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower or the Administrative Agent in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

Section 10.7. Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each of the Lenders, Issuing Lenders and their respective Affiliates shall have the right, without prior notice to any Loan Party any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, upon any amount becoming due and payable by any Loan Party hereunder or under any other Loan Document and the expiration of any applicable period of grace provided for herein or in any other Loan Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, Issuing Lender or Affiliate or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party. Each Lender or Issuing Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, Issuing Lender or Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8. Counterparts; Effectiveness. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (and by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10. Integration. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Lenders represent the agreement of the Loan Parties, the Parent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Loan Parties, Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 10.11. GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 10.12. Jurisdiction and Venue.

(A) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE PARENT, AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE ADMINISTRATIVE AGENT, ANY

LENDER, ANY ISSUING LENDER, OR ANY OTHER INDEMNIFIED PERSON OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (THE “NEW YORK SUPREME COURT”), OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”), AND ANY APPELLATE COURTS FROM ANY SUCH COURTS, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SOLELY FOR THE PURPOSE OF ADJUDICATING AND ENFORCING ITS RIGHTS OR OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND RELATED TRANSACTIONS, TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK SUPREME COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL DISTRICT COURT. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL (1) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, THE PARENT, OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, OR (2) AFFECT THE RIGHT OF THE BORROWER, THE PARENT OR ANY OTHER LOAN PARTY TO ASSERT OR FILE ANY COUNTERCLAIMS OR CROSSCLAIMS IN ANY SUCH ACTION OR PROCEEDING IN ANY JURISDICTION BROUGHT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR ISSUING LENDER.

(B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE PARENT, AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY NEW YORK COURT AND ANY CLAIM THAT ANY SUCH LITIGATION BROUGHT IN SUCH NEW YORK COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER, THE PARENT, OR ANY OTHER LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE BORROWER, THE PARENT, AND SUCH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.13. Waivers. Each of the Loan Parties hereby irrevocably and unconditionally:

(a) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Loan Party, Administrative Agent or Lender, as applicable, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent, Lender or Loan Party shall have been notified pursuant thereto;

(b) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall, except as provided in Section 10.12, limit the right to sue in any other jurisdiction; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

Section 10.14. Acknowledgements. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the Parent, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Loan Party and the Lenders.

Section 10.15. WAIVERS OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE ISSUING LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTEES, OR ANY OTHER LOAN DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.16. Confidentiality. Each Lender and the Administrative Agent agrees to take normal and reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Parent, the Borrower or any Subsidiary in connection with this Agreement or any other Loan Document; provided, however, that any Lender may disclose such information (a) at the request of any regulatory authority or in connection with an examination of such Lender by any such authority, (b) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (d) at the discretion of any other Governmental Authority, (e) to such Lender’s Affiliates and independent auditors and other professional advisors or (f) to any Transferee or potential Transferee; provided that such Transferee agrees to comply with the provisions of this Section 10.16.

Section 10.17. USA PATRIOT Act. Each Lender hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Patriot Act.

Section 10.18. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of any Loans (including any Swing Line Loans), the requesting or issuance, extension or renewal of any Letters of Credit, or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive

Order”) and (b) the Patriot Act. Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

Section 10.19. Exchange Rates.

(a) Not later than 2:00 P.M. (London time) on each Computation Date or upon the occurrence of any Event of Default, if any Loans or Letters of Credit are outstanding on such date in a Foreign Currency, the Administrative Agent shall (i) determine the Exchange Rate as of such Computation Date with respect to such Foreign Currency and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Computation Date or Event of Default (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.20 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in determining the Dollar Equivalent of any amounts of such Foreign Currency.

(b) Not later than 2:00 P.M. (London time) on each Reset Date and each date on which Loans and/or Letters of Credit denominated in a Foreign Currency are made or issued, if any such Loans and/or Letters of Credit are outstanding on such date, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the Loans and Letters of Credit denominated in such Foreign Currency and (ii) notify the Lenders and the Borrower of the results of such determination.

Section 10.20. Currency Conversion. All payments under this Agreement and each other Loan Document shall be made in Dollars, except for Loans funded, or Reimbursement Obligations with respect to Letters of Credit issued, in a Foreign Currency, which shall be repaid, including interest thereon, in such Foreign Currency. If the Borrower fails to make any payment due hereunder that is required to be paid in a Foreign Currency, and the Administrative Agent or the applicable Issuing Lender obtains funds in Dollars (through exercise of setoff rights or rights in respect of any Collateral or otherwise) for application against such unpaid amounts, then the Administrative Agent or such Issuing Lender may, at its option (and the Borrower hereby irrevocably authorizes the Administrative Agent or such Issuing Lender to), convert such funds into the Foreign Currency required hereunder at the rate determined by the Administrative Agent or the Issuing Lender, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (Local Time at such office) two Business Days prior to the effective date of such conversion; provided that, the Administrative Agent or the Issuing Lender, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or the Issuing Lender, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Borrower under this Section 10.20 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.

Section 10.21. No Margin Stock Collateral. Each of the Lenders represents to the Administrative Agent, each of the other Lenders and the Borrower that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.22. Amendment and Restatement of Credit Agreement; No Novation. This Agreement continues in effect the Existing Credit Agreement, as the same has heretofore been amended, and the Existing Credit Agreement shall be amended and restated in its entirety by the terms and provisions of this Agreement and shall supersede all provisions of the Existing Credit Agreement effective from and after the Restatement Closing Date. This Agreement is not intended to, and shall not, constitute a novation of any indebtedness or other obligations owing to the Lenders, the Administrative Agent or the Issuing Lenders under the Existing Credit Agreement or a waiver or release of any Obligations or any Defaults or Events of Default existing or owing under this Agreement or any other Loan Documents based on any facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Closing Date, the credit facilities described in the Existing Credit Agreement, and all Loans, L/C Obligations, and other Obligations of the Borrower that are not being paid on such date and remain outstanding under the Existing Credit Agreement, shall be deemed to be Loans, L/C Obligations, and other Obligations outstanding under the corresponding facilities described herein, without further action by any Person.

Section 10.23. Commitments and Loans under Existing Credit Agreement. Each of the Loan Parties and the Lenders hereby agrees that, as of the Restatement Closing Date: (i) the commitments of the Lenders to extend credit under the Existing Credit Agreement will be continued, increased or reduced, as the case may be, at or to the respective amounts of the Revolving Credit Commitments shown for such Lenders on Schedule 1.1(A), and shall be and remain in effect after the Restatement Commitment Date, subject to such further increases or reductions as may be effected from time to time as expressly provided in this Agreement, and (ii) the outstanding amount of all Revolving Credit Loans, and the participations of the Lenders in all outstanding Letters of Credit and Swing Line Loans, shall be reallocated among the Lenders in accordance with their respective Revolving Credit Commitments (determined in accordance with the amounts thereof as listed on Schedule 1.1(A) hereto). In order to effect such reallocations, those Lenders whose Revolving Credit Commitment amounts are being reduced as a result of such reallocation (each an “Assigning Lender”) shall be deemed to have assigned and sold to those Lenders whose Revolving Credit Commitment amounts are being increased as a result of such reallocation (each a “Purchasing Lender”), and the Purchasing Lenders shall be deemed to have assumed and purchased from the Assigning Lenders, all rights, title and interest in such portion of such Assigning Lenders’ Revolving Credit Commitments, Revolving Credit Loans and participations in Letters of Credit and Swing Line Loans, so that after giving effect thereto, the Revolving Credit Commitments of all Lenders and all outstanding Revolving Credit Loans and participations in Letters of Credit and Swing Line Loans will be consistent with the Revolving Credit Commitments listed on Schedule 1.1(A) hereto. Such assignments and purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment Agreements (but without payment of any related assignment fees). The Assigning Lenders and the Purchasing Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting by the Administrative Agent) with respect to such reallocations and assignments.

Section 10.24. No Fiduciary Duty. Each of the Administrative Agent, the Issuing Lenders, the Lenders and their respective affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower and the other Loan Parties. Each of the Borrower and the other Loan Parties agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of the Lender Parties and the Borrower or any other Loan Parties or their respective shareholders and Affiliates. Each of the Borrower and the other Loan Parties acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower and the other Loan Parties, on the other hand, (ii) in connection therewith and with the process leading to such transaction, each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower or any other Loan Parties or their respective management, stockholders, creditors or any other person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower or any other Loan Parties with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its Affiliates has advised or is currently advising the Borrower or any other Loan parties on other matters) or any other obligation to the Borrower or any other Loan Parties except the obligations expressly set forth in the Loan Documents and (iv) the Borrower and the other Loan Parties have consulted their own legal and financial advisors to the extent they deemed appropriate. Each of the Borrower and the other Loan Parties further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Borrower and the other Loan Parties agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any other Loan Parties, in connection with such transaction or the process leading thereto.

Section 10.25. References to Loan Documents. On and after the Restatement Closing Date, each and every reference in the other Loan Documents to the Existing Credit Agreement and to the capitalized terms as defined in the Existing Credit Agreement shall be deemed to refer to and mean this Agreement and such capitalized terms as the same are defined and used in this Agreement, in each case as this Agreement may hereafter be further amended, restated and supplemented from time to time. Each of the Borrower and the other Loan Parties further confirms and agrees that all such other Loan Documents are and shall remain in full force and effect on and after the Restatement Closing Date.

Section 10.26. Amendment and Restatement of Guarantees. The Parent has previously executed and delivered to the Administrative Agent, for the benefit of the Lenders (including all Issuing Lenders and Swing Line Lenders) and the Administrative Agent, that certain Parent Guarantee and that certain L/C Guarantee, each dated as of June 27, 2008, guaranteeing the respective “Obligations” as therein described (together, the “Existing Parent Guarantees”). Each of the Subsidiary Guarantors (or their predecessors) has previously executed and delivered to the Administrative Agent, for the benefit of the Lenders (including all Issuing Lenders and Swing Line Lenders) and the Administrative Agent, that certain Subsidiaries Guarantee dated as of June 27, 2008, or that certain Subsidiaries Guarantee Supplement dated as of November 4, 2009 with respect to such Subsidiaries Guarantee, guaranteeing the respective “Obligations” as therein described (as so supplemented, the “Existing Subsidiaries Guarantee,” and together with the Existing Parent Guarantees, the “Existing Guarantees”). Each of the Parent and the Subsidiary Guarantors (i) reaffirms in all respects its continuing obligations under the respective Existing Guarantees as of the Restatement Closing Date, (ii) acknowledges and agrees that each of the respective Guarantees being executed and delivered by it pursuant to this Agreement constitutes an amendment and restatement of the respective Existing Guarantee and the ongoing obligations provided therein, and not a novation, waiver or release of any of the obligations provided therein, all of which obligations as of the Restatement Closing Date shall continue in effect and be evidenced by the Guarantees on and after the Restatement Closing Date, and (iii) agrees that the Lenders (including each Issuing Lender and Swing Line Lender) will and shall be entitled to rely on the Guarantees and the foregoing agreements in this Section 10.26 in extending the Termination Date as provided herein and in continuing to extend credit to and for the benefit of the Borrower hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

State of Georgia County of Camden	) ) )	s.s.:	BORROWER: LANDSTAR SYSTEM HOLDINGS, INC.

			By:	/s/ James B. Gattoni
Name: James B. Gattoni
Title: Vice President, Chief Financial Officer and Assistant Secretary

Sworn before me this

22nd day of June, 2012

Notary Public, Camden County, Georgia

My Commission Expires Sept. 17, 2012

/s/ [ILLEGIBLE] Notary Public	PARENT: LANDSTAR SYSTEM, INC.

WITNESSETH	By:	/s/ James B. Gattoni
Name: James B. Gattoni
Title: Vice President, Chief Financial Officer and Assistant Secretary

1. /s/ [ILLEGIBLE]

2. /s/ [ILLEGIBLE]

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

State of Georgia County of Camden Sworn before me this 22nd day of June, 2012	) ) )	s.s.:	SUBSIDIARY GUARANTORS: LANDSTAR ACQUISITION CORPORATION LANDSTAR CANADA HOLDINGS, INC. LANDSTAR CAPACITY SERVICES, INC.

/s/ [ILLEGIBLE] Notary Public Notary Public, Camden County, Georgia My Commission Expires Sept. 17, 2012 WITNESSETH 1. /s/ [ILLEGIBLE] 2. /s/ [ILLEGIBLE]

LANDSTAR CORPORATE SERVICES, INC.

LANDSTAR EXPRESS AMERICA, INC.

LANDSTAR GEMINI, INC.

LANDSTAR GLOBAL LOGISTICS, INC.

LANDSTAR INWAY, INC.

LANDSTAR LIGON, INC.

LANDSTAR RANGER, INC.

LANDSTAR SUPPLY CHAIN SOLUTIONS, INC.

LANDSTAR SUPPLY CHAIN SOLUTIONS LLC

LANDSTAR TRANSPORTATION LOGISTICS, INC.

RISK MANAGEMENT CLAIM SERVICES, INC.

SIGNATURE INSURANCE COMPANY

SIGNATURE TECHNOLOGY SERVICES, INC.

	By:	/s/ James B. Gattoni
Name: James B. Gattoni
Title: Vice President, Treasurer and Assistant Secretary, or with respect to Signature Insurance Company, President

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender, Issuing Lender and a Lender

By:	/s/ John A. Horst
Name: John A. Horst Title: Credit Executive

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Phillip J. Lynch
Name: Phillip J. Lynch Title: Vice President

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY, as Co-Syndication Agent and a Lender

By:	/s/ C. William Buchholtz
Name: C. William Buchholtz Title: Senior Vice President

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

SUNTRUST BANK, as Co-Syndication Agent and a Lender

By:	/s/ Robert Dilts
Name: Robert Dilts Title: First Vice President

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ Charles N. Kauffman
Name: Charles N. Kauffman Title: Senior Vice President

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

COMERICA BANK, as a Lender

By:	/s/ Gerald R. Finney, Jr.
Name: Gerald R. Finney, Jr. Title: Vice President

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

COMPASS BANK, as a Lender

By:	/s/ Randall L. Morrison
Name: Randall L. Morrison Title: Managing Director

[SIGNATURE PAGE FOR LANDSTAR AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 1.1(A)

COMMITMENTS

NAME OF LENDER	REVOLVING CREDIT COMMITMENT

JPMorgan Chase Bank, N.A.	$45,000,000
Bank of America, N.A.	$34,000,000
Branch Banking and Trust Company	$34,000,000
SunTrust Bank	$34,000,000
Wells Fargo Bank, National Association	$34,000,000
Comerica Bank	$22,000,000
Compass Bank	$22,000,000

TOTAL:	$225,000,000

SCHEDULE 1.1(B)

SUBSIDIARY GUARANTORS

Landstar Acquisition Corporation

Landstar Canada Holdings, Inc.

Landstar Capacity Services, Inc.

Landstar Corporate Services, Inc.

Landstar Express America, Inc.

Landstar Gemini, Inc.

Landstar Global Logistics, Inc.

Landstar Inway, Inc.

Landstar Ligon, Inc.

Landstar Ranger, Inc.

Landstar Supply Chain Solutions, Inc.

Landstar Supply Chain Solutions LLC

Landstar Transportation Logistics, Inc.

Risk Management Claim Services, Inc.

Signature Insurance Company

Signature Technology Services, Inc.

SCHEDULE 1.1(C)

PRICING GRID

LEVEL	LEVERAGE RATIO*	ABR LOAN MARGIN	EUROCURRENCY LOAN MARGIN	COMMITMENT FEE RATE
I	Greater than 2.75 to 1.00	0.75%	2.00%	0.35%
II	Less than or equal to 2.75 to 1 but greater than 2.00 to 1.00	0.50%	1.75%	0.30%
III	Less than or equal to 2.00 to 1 but greater than 1.25 to 1.00	0.25%	1.50%	0.25%
IV	Less than or equal to 1.25 to 1 but greater than 0.50 to 1.00	0.00%	1.25%	0.20%

V	Less than or equal to 0.50 to 1.00	0.00%	1.00%	0.15%

*	As defined in Section 7.1(a) of the Credit Agreement.

The Applicable Margins and Commitment Fee Rates shall be determined in accordance with the foregoing table based on the Parent’s most recent consolidated financial statements. Adjustments, if any, to the Applicable Margins or Commitment Fee Rates shall be effective two Business Days after the Administrative Agent has received the applicable financial statements. If the Borrower fails to deliver such financial statements to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Margins and Commitment Fee Rates shall be the highest Applicable Margins and Commitment Fee Rates set forth in the foregoing table until the next Business Day after such financial statements are so delivered. The initial Applicable Margins and Commitment Fee Rates shall not be lower than the respective percentages set forth in Level IV. Upon delivery to the Administrative Agent of the Parent’s consolidated financial statements for the fiscal quarter ending June 30, 2012, the Applicable Margin and Commitment Fee Rates shall be reset in accordance with the above.

SCHEDULE 1.1(D)

MANDATORY COSTS RATE

1.	The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Costs Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Costs Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C (B – D) + E × 0.01 100 – (A + C)	percent per annum

(b)	in relation to a Loan in any currency other than Sterling:

E × 0.01 300	percent per annum

Where:

“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Costs Rate and, if the Loan is an unpaid sum, the additional rate of interest specified in paragraph (c) of Section 2.9 (Default Rate) payable for the relevant Interest Period on the Loan.

“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the principal London office of JPMorgan Chase Bank, N.A. (“JPMCB”) to the Administrative Agent pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.

5.	For the purposes of this Exhibit:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, the principal London office of JPMCB shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by it to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the principal London office of JPMCB as being the average of the Fee Tariffs applicable to it for that financial year) and expressed in Sterling per £1,000,000 of its Tariff Base.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of the principal London office of JPMCB for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the principal London office of JPMCB pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Costs Rate for each Lender based on the information provided by each Lender and the principal London office of JPMCB pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Costs Rate, an Additional Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 3.9

EXISTING LETTERS OF CREDIT

COVERAGE	BENEFICIARY	AMOUNT	EXPIRATION

Primary Auto & General Liability:	New Hampshire Insurance Company	$2,279,257	01/05/2013
	Ranger / Qualified Beneficiary	$5,000,000	12/07/2012
	Inway / Qualified Beneficiary	$5,000,000	12/07/2012
	Ligon / Qualified Beneficiary	$5,000,000	12/07/2012
	Gemini / Qualified Beneficiary	$5,000,000	12/07/2012
	Express / Qualified Beneficiary	$5,000,000	12/07/2012
	Global Logistics / Qualified Beneficiary	$5,000,000	12/07/2012

Canadian Occupational Accident	Chartis Insurance Company of Canada, Inc.	$54,962	04/30/2013

Workers’ Compensation	Liberty Mutual Insurance Company	$1,150,000	01/05/2013

Cargo Liability:	Ranger / Qualified Beneficiary	$10,000	01/05/2013
	Inway / Qualified Beneficiary	$10,000	01/05/2013
	Inway / Qualified Beneficiary	$10,000	01/05/2013
	Ligon / Qualified Beneficiary	$10,000	01/05/2013
	Gemini / Qualified Beneficiary	$10,000	01/05/2013
	Express / Qualified Beneficiary	$10,000	01/05/2013
	Global Logistics / Qualified Beneficiary	$10,000	12/012/2012
	Poole / Qualified Beneficiary	$10,000	01/05/2013

SCHEDULE 4.15

SUBSIDIARIES

Direct Subsidiaries of Parent	Jurisdiction of Incorporation

Landstar System Holdings, Inc.	Delaware

Direct Subsidiaries of Borrower	Jurisdiction of Incorporation

Landstar Canada Holdings, Inc.	Delaware

Landstar Contractor Financing, Inc.	Delaware

Landstar Global Logistics, Inc.	Delaware

Landstar Inway, Inc.	Delaware

Landstar Ligon, Inc.	Delaware

Landstar Ranger, Inc.	Delaware

Landstar Supply Chain Solutions, Inc.	Delaware

Landstar Transportation Logistics, Inc.	Delaware

Risk Management Claim Services, Inc.	Delaware

Signature Insurance Company	Cayman Islands

Signature Technology Services, Inc.	Delaware

Landstar Capacity Services, Inc. (Inactive)	Delaware

Landstar Acquisition Corporation (Inactive)	Alabama

Indirect Subsidiaries of Borrower	Jurisdiction of Incorporation

Landstar Canada, Inc.	Ontario, Canada

Landstar Express America, Inc.	Delaware

Landstar Gemini, Inc.	Delaware

Landstar Supply Chain Solutions LLC	Delaware

Landstar Corporate Services, Inc. (Inactive)	Delaware

SCHEDULE 4.17

ENVIRONMENTAL MATTERS

NONE

SCHEDULE 7.2

EXISTING INDEBTEDNESS

Future minimum lease payments of the Borrower under all noncancelable leases as of the Closing Date are as follows:

Short term capital leases are not greater than $20,000,000

Long term capital leases are no greater than $50,000,000

Operating leases are no greater than $8,500,000

SCHEDULE 7.3

EXISTING LIENS

NONE

SCHEDULE 7.4

EXISTING GUARANTEE OBLIGATIONS

NONE

EXHIBIT A TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT

COMMITMENT:	New York, New York
$	June 29, 2012

FOR VALUE RECEIVED, LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the “Borrower”), promises to pay to             (the “Lender”) or its registered assigns on the Termination Date, at the office of JPMorgan Chase Bank, N.A., at 270 Park Avenue, New York, New York 10017 (or, if any Revolving Credit Loans are denominated in a Foreign Currency, then at the Applicable Payment Office for such Revolving Credit Loans), in lawful money of the United States of America (or, if any Revolving Credit Loans are denominated in a Foreign Currency, then in lawful money of such Foreign Currency) and in immediately available funds, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower. The Borrower further agrees to pay interest at said office, in like money (except as otherwise provided in the Credit Agreement for any Revolving Credit Loans denominated in a Foreign Currency), from the date hereof on the unpaid principal amount hereof at the rates and on the dates specified in Section 2.9 of the Amended and Restated Credit Agreement, dated as of June 29, 2012, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lender, the several other banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as the same may from time to time be further amended, restated, modified or supplemented, the “Credit Amendment”; terms defined therein being used herein as so defined).

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof, and is subject to prepayment in whole or in part as provided therein.

The holder of this Note is authorized to record the date, currency, amount and Type of each Revolving Credit Loan made by the Lender to the Borrower pursuant to Section 2.2 of the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof, and the length of each Interest Period with respect thereto, on the schedule annexed hereto and made a part hereof, and any such recordation or any such information recorded on such Lender’s internal books and records and then attached to this Note in the form of the schedule attached hereto shall constitute prima facie evidence of the accuracy of the information so recorded; provided that, the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

Payment and performance of this Note is guaranteed as set forth in the Subsidiaries Guarantee and the Parent Guarantee, and shall be secured by each Pledge Agreement delivered pursuant to the terms of the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

[This Note is being made and delivered by the Borrower to the Lender as a replacement of that certain Revolving Credit Note dated June 28, 2008 executed and delivered pursuant to the Existing Credit Agreement, and not in satisfaction or discharge thereof. All principal amounts outstanding under such Revolving Credit Note and all accrued and unpaid interest thereon as of the date of this Note that are not being paid as of such date shall continue to be outstanding and shall be evidenced by this Note from and after the date hereof.]

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LANDSTAR SYSTEM HOLDINGS, INC.

By:
Name: Title:

SCHEDULE A To Note

LOANS, CONVERSIONS AND PAYMENTS

WITH RESPECT TO ABR LOANS

Date	Amount of ABR Loans Made or Converted from Eurocurrency Loans	Amount of ABR Loans Paid or Converted into Eurocurrency Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

SCHEDULE B To Note

LOANS, CONVERSIONS AND PAYMENTS

WITH RESPECT TO EUROCURRENCY LOANS

Date	Amount of Eurocurrency Loans Made or Converted from ABR Loans	Interest Period and Eurocurrency Rate in Respect Thereof	Amount of Eurocurrency Loans Paid or Converted into ABR Loans	Notation Made B

EXHIBIT B TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF SWING LINE NOTE

SWING LINE COMMITMENT:	New York, New York
$	June 29, 2012

FOR VALUE RECEIVED, LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Lender”) or its registered assigns on the Termination Date, at its offices at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, the principal amount of the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower. The Borrower further agrees to pay interest at said office, in like money, from the date hereof on the unpaid principal amount hereof at the rates and on the dates specified in Section 2.9 of the Amended and Restated Credit Agreement, dated as of June 29, 2012, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lender, the several other banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as the same may from time to time be further amended, restated, modified or supplemented, the “Credit Amendment”; terms defined therein being used herein as so defined).

This Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof, and is subject to prepayment in whole or in part as provided therein.

The holder of this Note is authorized to record the date and amount of each Swing Line Loan made by the Lender to the Borrower pursuant to Section 2.5 of the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed hereto and made a part hereof, and any such recordation or any such information recorded on such Lender’s internal books and records and then attached to this Note in the form of the schedule attached hereto shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

Payment and performance of this Note is guaranteed as set forth in the Subsidiaries Guarantee and the Parent Guarantee, and shall be secured by each Pledge Agreement delivered pursuant to the terms of the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

This Note is being made and delivered by the Borrower to the Lender as a replacement of that certain Swing Line Note dated June 28, 2008 executed and delivered pursuant to the Existing Credit Agreement, and not in satisfaction or discharge thereof. All principal amounts outstanding under such Swing Line Note and all accrued and unpaid interest thereon as of the date of this Note that are not being paid as of such date shall continue to be outstanding and shall be evidenced by this Note from and after the date hereof.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LANDSTAR SYSTEM HOLDINGS, INC.

By:
Name: Title:

SCHEDULE A To Note

LOANS AND PAYMENTS

Date	Amount of Swing Line Loans	Amount of Swing Line Loans Paid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

EXHIBIT C-1 TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED PARENT GUARANTEE

AMENDED AND RESTATED PARENT GUARANTEE, dated as of June 29, 2012, by LANDSTAR SYSTEM, INC., a Delaware corporation (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Issuing Lender and the Lenders that are parties to the Credit Agreement defined below (and including any Affiliates thereof that are parties to any Interest Rate Protection Agreements included in the Obligations as defined below, with such Lenders and Affiliates, together with the Issuing Lender, being collectively referred to herein as the “Lenders”).

WITNESSETH:

WHEREAS, Landstar System Holdings, Inc., a Delaware corporation (the “Borrower”), is party to the Amended and Restated Credit Agreement, dated as of June 29, 2012, with the Guarantor, the Subsidiaries of the Borrower that are signatories thereto, the Administrative Agent, and the lenders parties thereto (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Guarantor owns directly all of the issued and outstanding stock of the Borrower and expects to derive substantial benefits from the Credit Agreement;

WHEREAS, in connection with the Credit Agreement, the Guarantor and the Administrative Agent wish to enter into this Parent Guarantee as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the Guarantor and the Administrative Agent, with the consent of and for the ratable benefit of the Lenders, hereby agree that:

1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:

“Guarantee” shall mean this Parent Guarantee, as the same may be further amended, supplemented or otherwise modified from time to time.

“Obligations” shall mean all obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred or arising, (a) of the Borrower (i) to pay commitment and other fees, commissions, costs and expenses under the Credit Agreement and the other Loan Documents, (ii) to pay principal and interest on Loans (including Swing Line Loans) and Reimbursement Obligations, (iii) to pay all other amounts due to the Administrative Agent and each Lender and Issuing Lender arising under the Credit Agreement and the other Loan Documents, and (iv) to provide Cash Collateral as required by the Credit Agreement, and (b) of each Loan Party to pay all amounts due from such Loan Party in respect of each Specified Bank Product Agreement and Specified Hedge Agreement to which it is a party and any agreement, instrument or other document made or delivered by it pursuant thereto, whether upon termination thereof or otherwise, and whether on account of principal, interests, fees, indemnity and reimbursement obligations, costs or expenses, in all of the foregoing cases in the preceding clauses (a) and (b), including all such interest, fees and other monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such interest, fees or other monetary obligations are allowed or allowable in such proceeding.

2. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, in lawful money of the United States or any other Agreed Currency in which such Obligations may be payable, and the Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Revolving Credit Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations. This Guarantee is a guarantee of payment when due and not of collection.

(b) No payment or payments made by the Borrower, the Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the Obligations are paid in full and the Revolving Credit Commitments are terminated.

(c) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, the Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Guarantor to such Lender hereunder and claims of every nature and description of such Lender against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify the Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

4. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against the Company or against the Administrative Agent or any Lender for the payment of the

Obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower, any Subsidiary Guarantor, or any other Person which may have arisen in connection with this Guarantee. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of the Borrower, or any Subsidiary Guarantor, to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this paragraph shall survive the term of this Guarantee and the payment in full of the Obligations and the termination of the Revolving Credit Commitments.

5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender and the Credit Agreement, the other Loan Documents or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent and/or any Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the Guarantor and the Administrative Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or other Agreed Currency in which such Obligations are payable at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A. or such Applicable Payment Office as may be specified for any of the Obligations payable in any other Agreed Currency.

9. Representations and Warranties. The Guarantor hereby represents and warrants that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to the Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this paragraph, be deemed to be a reference to the Guarantor’s knowledge.

The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of each borrowing by the Borrower, and on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of borrowing or issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

10. Covenants. The Guarantor hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, the Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Guarantor or any of its Subsidiaries.

11. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by e-mail or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.

15. Notices. All notices, requests and demands to or upon the Guarantor or the Administrative Agent or any Lender to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement, in the case of the Administrative Agent or the Lenders or, in the case of the Guarantor, to the following address:

Landstar System, Inc.

13410 Sutton Park Drive South

Jacksonville, Florida 32224

Attention: James B. Gattoni

Telecopy: 904-390-1644

16. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, of any sum adjudged to be so due in such other currency such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency, the Guarantor agrees to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency and (b) amounts shared with other holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other holder of Obligations under Section 2.12 of the Credit Agreement, such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to the Guarantor.

17. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

LANDSTAR SYSTEM, INC.

By:
Name: Title:

EXHIBIT C-2 TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED SUBSIDIARIES GUARANTEE

AMENDED AND RESTATED SUBSIDIARIES GUARANTEE, dated as of June 29, 2012, by each of the corporations that are signatories hereto and each Subsidiary of the Borrower that hereafter executes and delivers a Subsidiaries Guarantee Supplement hereto (collectively, the “Subsidiary Guarantors”) in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Issuing Lender and the Lenders that are parties to the Credit Agreement defined below (and including any Affiliates thereof that are parties to any Interest Rate Protection Agreements included in the Obligations as defined below, with such Lenders and Affiliates, together with the Issuing Lender, being collectively referred to herein as the “Lenders”).

WITNESSETH:

WHEREAS, Landstar System Holdings, Inc., a Delaware corporation (the “Borrower”), is party to the Amended and Restated Credit Agreement, dated as of June 29, 2012, with Landstar System, Inc., the Subsidiary Guarantors, the Administrative Agent, and the lenders parties thereto (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower owns directly or indirectly all of the issued and outstanding stock of each Subsidiary Guarantor;

WHEREAS, the Borrower and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, in connection with the Credit Agreement, the Subsidiary Guarantors and the Administrative Agent wish to enter into the Subsidiaries Guarantee as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, each Subsidiary Guarantor and the Administrative Agent, with the consent of and for the ratable benefit of the Lenders, hereby agree:

1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:

“Guarantee” shall mean this Subsidiaries Guarantee, as the same may be further amended, supplemented or otherwise modified from time to time.

“Obligations” shall mean all obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred or arising, (a) of the Borrower (i) to pay commitment and other fees, commissions, costs and expenses under the Credit Agreement and the other Loan Documents, (ii) to pay principal and interest on Loans (including Swing Line Loans) and Reimbursement Obligations, (iii) to pay all other amounts due to the Administrative Agent and each Lender and Issuing Lender arising under the Credit Agreement and the other Loan Documents, and (iv) to provide Cash Collateral as required by the Credit Agreement, and (b) of each Loan Party to pay all amounts due from such Loan Party in respect of each Specified Bank Product Agreement and Specified Hedge Agreement to which it is a party and any agreement, instrument or other document made or delivered by it pursuant thereto, whether upon termination thereof or otherwise, and whether on account of principal, interests, fees, indemnity and reimbursement obligations, costs or expenses, in all of the foregoing cases in the preceding clauses (a) and (b), including all such interest, fees and other monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such interest, fees or other monetary obligations are allowed or allowable in such proceeding.

2. Guarantee. (a) Subject to the provisions of paragraph (b), each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and each other Subsidiary Guarantor when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, in lawful money of the United States or any other Agreed Currency in which such Obligations may be payable, and each Subsidiary Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel with respect to, or collecting against, the Borrower or such other Subsidiary Guarantor under this Guarantee. This Guarantee is a guarantee of payment when due and not of collection.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Subsidiary Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Subsidiary Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Revolving Credit Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

(d) Each Subsidiary Guarantor agrees that the obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(e) No payment or payments made by the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Subsidiary Guarantor in respect of the Obligations or payments received or collected from such Subsidiary Guarantor in respect of the Obligations, remain liable for the obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full and the Revolving Credit Commitments are terminated.

(f) Each Subsidiary Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Paragraph 5 hereof. The provisions of this Paragraph 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

4. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, each Subsidiary Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to such Subsidiary Guarantor or any other Subsidiary Guarantor, any such notice being expressly waived by each Subsidiary Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Subsidiary Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Subsidiary Guarantor to such Lender hereunder and claims of every nature and description of such Lender against such Subsidiary Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify such Subsidiary Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

5. No Subrogation. Notwithstanding any payment or payments made by any of the Subsidiary Guarantors hereunder or any set-off or application of funds of any of the Subsidiary Guarantors by any Lender, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders on account of the Obligations are paid in full and the Revolving Credit Commitments are terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender and the Credit Agreement, the other Loan Documents, any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent and/or any Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Subsidiary Guarantors, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other Subsidiary Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other Subsidiary Guarantor or guarantor or any release of the Borrower or such other Subsidiary Guarantor or guarantor shall not relieve any of the Subsidiary Guarantors in respect of which a demand or collection is not made or any of the Subsidiary Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Subsidiary Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7. Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or any of the Subsidiary Guarantors and the Administrative Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Subsidiary Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or such guarantee or right of offset, shall not relieve such Subsidiary Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Subsidiary Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Subsidiary Guarantor and the successors and assigns thereof, and shall inure to the benefit of the

Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Subsidiary Guarantor under this Guarantee shall have been satisfied by payment in full and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9. Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or other Agreed Currency in which such Obligations are payable at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A. or such Applicable Payment Office as may be specified for any of the Obligations payable in any other Agreed Currency.

10. Representations and Warranties. Each Subsidiary Guarantor hereby represents and warrants that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Subsidiary Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this paragraph, be deemed to be a reference to such Subsidiary Guarantor’s knowledge.

Each Subsidiary Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Subsidiary Guarantor on the date of each borrowing by the Borrower, and on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of borrowing or issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

11. Covenants. Each Subsidiary Guarantor hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, such Subsidiary Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Subsidiary Guarantor or any of its Subsidiaries.

12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of each Subsidiary Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each Subsidiary Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.

16. Notices. All notices, requests and demands to or upon the Subsidiary Guarantors or the Administrative Agent or any Lender to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement for the Subsidiary Guarantors.

17. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Subsidiary Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Subsidiary Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, of any sum adjudged to be so due in such other currency such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such holder of Obligations

(including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency, each Subsidiary Guarantor agrees to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, in the specified currency and (b) amounts shared with other holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other holder of Obligations under Section 2.12 of the Credit Agreement, such holder of Obligations (including the Administrative Agent and the Issuing Lender), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Subsidiary Guarantor.

18. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

LANDSTAR ACQUISITION CORPORATION

LANDSTAR CANADA HOLDINGS, INC.

LANDSTAR CAPACITY SERVICES, INC.

LANDSTAR CORPORATE SERVICES, INC.

LANDSTAR EXPRESS AMERICA, INC.

LANDSTAR GEMINI, INC.

LANDSTAR GLOBAL LOGISTICS, INC.

LANDSTAR INWAY, INC.

LANDSTAR LIGON, INC.

LANDSTAR RANGER, INC.

LANDSTAR SUPPLY CHAIN SOLUTIONS, INC.

LANDSTAR SUPPLY CHAIN SOLUTIONS LLC

LANDSTAR TRANSPORTATION LOGISTICS, INC.

RISK MANAGEMENT CLAIM SERVICES, INC.

SIGNATURE INSURANCE COMPANY

SIGNATURE TECHNOLOGY SERVICES, INC.

By:
Name:
Title:

EXHIBIT A TO SUBSIDIARIES GUARANTEE

SUBSIDIARIES GUARANTEE SUPPLEMENT

Reference is made to the Amended and Restated Subsidiaries Guarantee, dated as of June 29, 2012 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Subsidiaries Guarantee”; terms defined therein being used herein as therein defined), made by the parties thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (together with certain of their Affiliates as provided in the Subsidiaries Guarantee, the “Lenders”) parties to the Amended and Restated Credit Agreement, dated as of June 29, 2012, among Landstar System Holdings, Inc., Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lenders, and the Administrative Agent (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The undersigned hereby acknowledges that it has received and reviewed a copy of the Subsidiaries Guarantee, and hereby agrees, effective as of the date hereof:

(a) to join the Subsidiaries Guarantee as a Subsidiary Guarantor party thereto;

(b) to be bound by all covenants, agreements and acknowledgements attributable to a Subsidiary Guarantor in the Subsidiaries Guarantee;

(c) to pay and perform all obligations required of it as a Subsidiaries Guarantor by the Subsidiaries Guarantee; and

(d) that the undersigned shall be deemed to be a Subsidiary Guarantor under the Credit Agreement and that Schedule 1.1(B) of the Credit Agreement is hereby supplemented by adding at the end thereof, under the heading “Subsidiary Guarantor”, the name “[NAME OF NEW SUBSIDIARY]” and under the heading “Jurisdiction of Incorporation”, the word “[STATE OF INCORPORATION]”.

The undersigned hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, Section 10 of the Subsidiaries Guarantee are true and correct on the date hereof.

THIS SUBSIDIARIES GUARANTEE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Subsidiaries Guarantee Supplement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of this             day of             , 2            .

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Date:

EXHIBIT C-3 TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED L/C GUARANTEE

AMENDED AND RESTATED L/C GUARANTEE, dated as of June 29, 2012 by LANDSTAR SYSTEM, INC., a Delaware corporation (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Issuing Lender and the Lenders that are parties to the Credit Agreement defined below (together with the Issuing Lender, collectively the “Lenders”).

WITNESSETH:

WHEREAS, certain Subsidiaries of the Guarantor (collectively, the “Subsidiary Guarantors”) are parties to the Amended and Restated Credit Agreement, dated as of June 29, 2012, with Landstar System Holdings, Inc., the Guarantor, the Administrative Agent, and the lenders parties thereto (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Guarantor owns directly or indirectly all of the issued and outstanding stock of each Subsidiary Guarantor and expects to derive substantial benefits from the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans and other extensions of credit to the Borrower and the Subsidiary Guarantors under the Credit Agreement, the Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:

“Guarantee” shall mean this L/C Guarantee, as the same may be further amended, supplemented or otherwise modified from time to time.

“Obligations” shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, owing by the respective Subsidiary Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the respective Subsidiary Guarantor to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Letters of Credit, the Applications entered into with the Issuing Lender in respect of the Letters of Credit, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, Reimbursement Obligations and other L/C Obligations, fees, Letter of Credit commissions, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, the Issuing Lender or any L/C Participant that are required to be paid by the respective Subsidiary Guarantor pursuant to the terms of the Credit Agreement) or otherwise.

2. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent, the Issuing Lender and the L/C Participants and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by each respective Subsidiary

Guarantor when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, in lawful money of the United States or any other Agreed Currency in which such Obligations may be payable, and the Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Issuing Lender or any L/C Participant in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the obligations are paid in full and the Revolving Credit Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower or any Subsidiary Guarantors may be free from any Obligations. This Guarantee is a guarantee of payment when due and not of collection.

(b) No payment or payments made by any Subsidiary Guarantor, the Guarantor or any other Person or received or collected by the Administrative Agent, the Issuing Lender or any L/C Participant from any Subsidiary Guarantor, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the Obligations are paid in full and the Revolving Credit Commitments are terminated.

(c) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent, the Issuing Lender or any L/C Participant on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, the Guarantor hereby irrevocably authorizes the Issuing Lender or any L/C Participant at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Issuing Lender or such L/C Participant to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Issuing Lender or such L/C Participant may elect, against and on account of the obligations and liabilities of the Guarantor to the Issuing Lender or such L/C Participant hereunder and claims of every nature and description of the Issuing Lender or such L/C Participant against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent, the Issuing Lender or any L/C Participant has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Issuing Lender and each L/C Participant agree to notify the Guarantor promptly of any such set-off and the application made by the Issuing Lender or such L/C Participant, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Issuing Lender and each L/C Participant under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Issuing Lender and such L/C Participant may have.

4. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including section 509 thereof, under common law or otherwise) of the

Administrative Agent, the Issuing Lender or any L/C Participant against the Company or against the Administrative Agent, the Issuing Lender or any L/C Participant for the payment of the obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Subsidiary Guarantor or any other Person which may have arisen in connection with this Guarantee. So long as the obligations remain outstanding, if any amount shall be paid by or on behalf of any Subsidiary Guarantor to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this paragraph shall survive the term of this Guarantee and the payment in bill of the obligations and the termination of the Revolving Credit Commitments.

5. Amendments, etc. with Respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, Issuing Lender or any L/C Participant may be rescinded by such party and any of the obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Lender or any L/C Participant and the Credit Agreement, the other Loan Documents or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, the Issuing Lender and/or any L/C Participant may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent, the Issuing Lender or any L/C Participant for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against the Guarantor, the Administrative Agent, the Issuing Lender or any L/C Participant may, but shall be under no obligation to, make a similar demand on the respective Subsidiary Guarantor or any guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from such respective Subsidiary Guarantor or such other guarantor or any release of such respective Subsidiary Guarantor or such other guarantor shall not relieve the Guarantor, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, the Issuing Lender or any L/C Participant against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent, the Issuing Lender or any L/C Participant upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the respective Subsidiary Guarantor or the Guarantor and the Administrative Agent, the Issuing Lender or any L/C Participant shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the respective Subsidiary Guarantor or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Issuing Lender or any L/C Participant, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the respective Subsidiary Guarantor against the Administrative Agent, the Issuing Lender or any L/C Participant, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the respective Subsidiary Guarantor or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the respective Subsidiary Guarantor for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent, the Issuing Lender and any L/C Participant may, but shall be under no obligation to, pursue such rights and remedies as it may have against the respective Subsidiary Guarantor or any other Person or against any guarantee for the obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Issuing Lender or any L/C Participant to pursue such other rights or remedies or to collect any payments from the respective Subsidiary Guarantor or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the respective Subsidiary Guarantor or any such other Person or any such guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Issuing Lender or any L/C Participant against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the L/C Participants, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the respective Subsidiary Guarantor may be free from any Obligations.

7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Issuing Lender or any L/C Participant upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the respective Subsidiary Guarantor or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the respective Subsidiary Guarantor or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or other Agreed Currency in which such Obligations are payable at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A. or such Applicable Payment Office as may be specified for any of the Obligations payable in any other Agreed Currency.

9. Representations and Warranties. The Guarantor hereby represents and warrants that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to the Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent, the Issuing Lender and each L/C Participant shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the respective Subsidiary Guarantor’s knowledge shall, for the purposes of this paragraph, be deemed to be a reference to the Guarantor’s knowledge.

The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

10. Covenants. The Guarantor hereby agrees that, from and after the Closing Date and so long as any Letter of Credit remains outstanding and unpaid or any other amount is owing to the Issuing Lender, any L/C Participant or the Administrative Agent under the Credit Agreement or any other Loan Document, the Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Guarantor or any of its Subsidiaries.

11. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. Neither the Administrative Agent, the Issuing Lender nor any L/C Participant shall by any act (except by a written instrument pursuant to paragraph 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any L/C Participant, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Issuing Lender or any L/C Participant of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Issuing Lender or such L/C Participant would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent, the Issuing Lender or any L/C Participant relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent, the Issuing Lender and the L/C Participants in a letter or agreement executed by the Administrative Agent or by e-mail or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the L/C Participants and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.

15. Notices. All notices, requests and demands to or upon the Guarantor or the Administrative Agent, the Issuing Lender or any L/C Participant to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement, in the case of the Administrative Agent, the Issuing Lender or the L/C Participants or, in the case of the Guarantor, to the following address:

Landstar System, Inc.

13410 Sutton Park Drive South

Jacksonville, Florida 32224

Attention: James B. Gattoni

Telecopy: 904-390-1644

16. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, of any sum adjudged to be so due in such other currency such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, in the specified currency, the Guarantor agrees to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, in the specified currency and (b) amounts shared with other holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other holder of Obligations under Section 2.12 of the Credit Agreement, such holder of Obligations (including the Administrative Agent or the Issuing Lender), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to the Guarantor.

17. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

LANDSTAR SYSTEM, INC.

By:
Name:
Title:

EXHIBIT D TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

This Closing Certificate is delivered to you by the undersigned pursuant to Section 5.1(b) of the Amended and Restated Credit Agreement, dated as of June 29, 2012 (the “Credit Agreement”), among Landstar System Holdings, Inc. (the “Borrower”), Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, certain Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned, being the duly elected and acting [Vice President] of the Borrower, hereby certifies to the Administrative Agent and the Lenders that:

i. The representations and warranties of the Borrower and the Parent set forth in the Credit Agreement or which are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with the Credit Agreement are correct in all material respects on and as of the date hereof as if made on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

ii. Immediately prior to and immediately after the making of the extensions of credit under the Credit Agreement on the Restatement Closing Date, no Default or Event of Default has occurred and is continuing under the Credit Agreement.

iii. On and as of the date hereof, no strikes or other labor disputes are pending or, to the knowledge of the undersigned, threatened against the Parent, the Borrower or any of its Subsidiaries, and neither the Parent, the Borrower nor any of its Subsidiaries are in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with labor or employment matters (including, without limitation, employee benefits) that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

In witness whereof, we have hereto set our names on this             day of June, 2012.

By:
Name:
Title:

EXHIBIT E-I TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 29, 2012 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Landstar System Holdings, Inc., as Borrower, certain Affiliates of the Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 2.15(g)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 201[ ]

EXHIBIT E-2 TO CREDIT AGREEMENT

FORM OF OPINION OF BORROWER’S GENERAL COUNSEL

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 29, 2012 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Landstar System Holdings, Inc., as Borrower, certain Affiliates of the Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 2.15(g)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 201[ ]

EXHIBIT E-3 TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 29, 2012 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Landstar System Holdings, Inc., as Borrower, certain Affiliates of the Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 2.15(g)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 201[ ]

EXHIBIT E-4 TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 29, 2012 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Landstar System Holdings, Inc., as Borrower, certain Affiliates of the Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 2.15(g)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 201[ ]

EXHIBIT F TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Landstar System Holdings, Inc.

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of June 29, 2012 among the Borrower, certain Affiliates of the Borrower, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as the same may have been further amended, restated, or supplemented from time to time

6.	Assigned Interested[s]:

Assignor[s][5]	Assignee[s][6]	Revolving Credit Facility	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[7]	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number[8]

			$	$	%

			$	$	%

			$	$	%

[7.	Trade Date:	][9]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S][10] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][13] [NAME OF RELEVANT PARTY]

By:
Title:

[13]	To be added only if the consent of the Borrower and/or other parties (e.g., any Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1

[                                 ]14

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, Holdings, any of their respective Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, Holdings, any of their respective Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referred to in Section 4.1 of the Credit Agreement and the most recent financial statements delivered pursuant to Section 6.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, such documentation as may be applicable to such Assignee pursuant to Section 2.15(g) of the Credit Agreement), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[14]	Describe Credit Agreement at option of Administrative Agent.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.15 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

[15]	The following alternative language may be included as determined by the Administrative Agent:

“From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Assignment Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.”